    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 18, 1999
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                               NUMEX CORPORATION

             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                        7379                  06-1034587
 (State or Other Jurisdiction       (Primary Standard         (I.R.S. Employer
              of                        Industrial             Identification
Incorporation or Organization)     Classification Code            Number)
                                         Number)

                          11111 SANTA MONICA BOULEVARD
                                   SUITE 210
                         LOS ANGELES, CALIFORNIA 90025
                                 (310) 914-3007

         (Address and Telephone Number of Principal Executive Offices)

                                JEFFREY A. STERN
                          11111 SANTA MONICA BOULEVARD
                                   SUITE 210
                         LOS ANGELES, CALIFORNIA 90025
                                 (310) 914-3007

     (Name, Address, and Telephone Number of Agent For Service of Process)
                           --------------------------

                        Copies of all communications to:

                            DAVID L. FICKSMAN, ESQ.
                             CORINNA M. WONG, ESQ.
                                LOEB & LOEB LLP
                      1000 WILSHIRE BOULEVARD, SUITE 1800
                         LOS ANGELES, CALIFORNIA 90017
                           TELEPHONE: (213) 688-3400
                           FACSIMILE: (213) 688-3460
                           --------------------------

 APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
                           --------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                          PROPOSED MAXIMUM    PROPOSED MAXIMUM
TITLES OF EACH CLASS OF                                 AMOUNT TO          OFFERING PRICE        AGGREGATE           AMOUNT OF
SECURITIES TO BE REGISTERED                           BE REGISTERED         PER SHARE(1)     OFFERING PRICE(1)    REGISTRATION FEE
Common Stock, par value $.10 per share...........    5,146,290 Shares          $1.25             $6,432,863          $1,788.34

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended ("Securities Act") using the last reported sale price reported on the OTC Electronic Bulletin Board for the Registrant's Common Stock on October 18, 1999.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY OUR EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(

a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION ("COMMISSION"), ACTING PURSUANT TO SAID SECTION 8(

a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED OCTOBER 18, 1999

                                5,146,290 SHARES

                               NUMEX CORPORATION

                                  COMMON STOCK
   -------------------------------------------------------------------------

THE COMPANY:

    - We operate an e-commerce shopping community that provides users with information and interactive content centered around the Spanish language and culture.

    - We are also a media and marketing services company that has focused on niche and underdeveloped markets.

    - Numex Corporation
      11111 Santa Monica Boulevard, Suite 210
      Los Angeles, California 90401-1207
      Telephone: (310) 914-3007

TRADING MARKET:

    - Our common stock is quoted on the OTC Electronic Bulletin Board under the symbol "NUMX." The last reported sale price of our common stock reported on the OTC Electronic Bulletin Board on October 18, 1999 was $1.25 per share.

THE OFFERING:

    - The common stock in this offering is being sold by certain of our securityholders.

    - We will not receive any proceeds from the sale of the common stock in this offering.

--------------------------------------------------------------------------------

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.
--------------------------------------------------------------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE COMMON STOCK OR DETERMINED THAT THIS
  PROSPECTUS IS COMPLETE OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

               THE DATE OF THIS PROSPECTUS IS              , 1999

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          1
Risk Factors...................................          4
Forward-looking Statements.....................          9
Use of Proceeds................................          9
Market Price for the Common Stock..............          9
Dividend Policy................................          9
Capitalization.................................         10
Management's Discussion and Analysis or Plan of
  Operation....................................         11
Business.......................................         16
Management.....................................         21

                                                   PAGE
                                                 ---------
Security Ownership of Certain Beneficial Owners
  and Management...............................         25
Certain Transactions...........................         25
Description of Securities......................         26
Plan of Distribution...........................         28
Selling Securityholders........................         29
Shares Eligible for Future Sale................         30
Legal Matters..................................         30
Experts........................................         30
Additional Information.........................         30
Index to Financial Statements..................        F-1

                            ------------------------

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES. UNLESS THE CONTEXT REQUIRES OTHERWISE, "WE," "US," "OUR" AND SIMILAR TERMS, AS WELL AS REFERENCES TO THE "COMPANY" AND "NUMEX" REFER TO NUMEX CORPORATION AND OUR SUBSIDIARIES. ALL REFERENCES HEREIN TO INDUSTRY, FINANCIAL AND STATISTICAL INFORMATION ARE BASED ON TRADE ARTICLES, INDUSTRY REPORTS AND OTHER SOURCES THAT WE BELIEVE TO BE RELIABLE BUT THAT WE HAVE NOT INDEPENDENTLY VERIFIED.

OUR COMPANY

    We are currently a media and marketing services company that has focused on niche and underdeveloped markets. Our Spanish language division, JSA en espanol, has created proprietary integrated marketing programs to help marketers reach the rapidly growing Hispanic market in the United States. Our custom publishing division, JSA Communications, develops retention marketing programs for companies. We are also developing a Spanish-language e-commerce shopping community focused on the US Hispanic market, which is expected to be our principal business focus.

INTERNETMERCADO

    We are building an Internet shopping community, called InternetMercado.com, located at www.InternetMercado.com. InternetMercado.com will be a Spanish-language shopping community online, designed with a Latin flavor and sensitive to the needs of Hispanic consumers residing in the United States. It will capitalize on the growth in Internet usage among Hispanics, but it is based on the enduring popularity of community-based marketing--swap meets, flea markets, small stores, and mercados.

    We expect that InternetMercado.com will have a unique opportunity to capitalize on our media presence in the Hispanic market to leverage it into building a viable brand in the e-commerce market.

THE INTERNETMERCADO.COM STRATEGY

    While the Hispanic market is rapidly coming online, research suggests that the market is still somewhat intimidated by computers and the Internet. One important reason is that most web sites are in English. InternetMercado.com intends to embrace this opportunity by helping Latinos use the Internet effectively. InternetMercado.com's simple interface is created to ensure ease of use. In addition, emphasis is placed on the Spanish language, thereby easing the initiation process onto the Internet.

    The marketing strategy for InternetMercado.com is to develop brand recognition by educating and informing Latinos about the benefits of using the Internet. Our strategy is to build brand recognition among Latino Internet users. As Latinos enter the Internet age, we hope that they will recognize InternetMercado.com as the brand name that empowered them to use the Web.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of the common stock offered in this prospectus. See "Use of Proceeds."

                                  RISK FACTORS

    An investment in our securities involves a high degree of risk. You should carefully consider all the information in this prospectus. In particular, you should evaluate the specific risk factors set forth under "Risk Factors,"
beginning on page       , for a discussion of certain risks involved with an
investment in our securities.

                             CORPORATE INFORMATION

    We were incorporated as Numex Corporation in Delaware, on August 1, 1980. Our corporate offices are located at 11111 Santa Monica Boulevard, Suite 210, Los Angeles, California 90025. Our telephone number at that location is
(310) 914-3007.

                         SUMMARY FINANCIAL INFORMATION

                                                                    YEARS ENDED           THREE MONTHS ENDED
                                                                     MARCH 31,                 JUNE 30,
                                                               ----------------------  -------------------------
                                                                  1998        1999        1998          1999
                                                               ----------  ----------  -----------  ------------
                                                                                       (UNAUDITED)  (UNAUDITED)
                                                                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.....................................................  $    5,546  $    5,587   $   1,142   $      1,482
Gross profit.................................................       1,688       2,265         467            362
Loss from operations.........................................        (231)        (19)        (83)        (1,072)
Net loss.....................................................        (508)       (440)       (172)        (2,768)
Net loss per common share:
Net loss.....................................................  $    (0.20) $    (0.17)  $   (0.07)  $      (0.19)
Weighted average common shares outstanding...................   2,538,000   2,538,000   2,538,000     14,267,052

                                                                                     MARCH 31, 1999  JUNE 30, 1999
                                                                                     --------------  -------------
                                                                                                      (UNAUDITED)
BALANCE SHEET DATA (IN THOUSANDS):
Working capital/(deficit)..........................................................    $   (2,957)     $     122
Fixed assets, net..................................................................            91            117
Total assets.......................................................................           744          1,992
Total liabilities..................................................................         4,589          2,421
Stockholders' equity/(deficit).....................................................        (4,047)          (430)

                                  RISK FACTORS

    Before you invest in our securities, you should be aware that there are various risks, including the ones listed below. You should carefully consider these risk factors, as well as the other information contained in this prospectus, in evaluating an investment in our securities.

UNCERTAINTY AS TO ABILITY TO CONTINUE AS A GOING CONCERN.

    Our independent certified public accountants have included an explanatory paragraph in their report stating that our financial statements have been prepared assuming that we will continue as a going concern and that our recurring losses, working capital deficiency and shareholders' deficiency raise substantial doubt as to our ability to continue as a going concern.

OUR OPERATING HISTORY IS EXTREMELY LIMITED; WE EXPECT FUTURE LOSSES AND WILL
  NEED MORE CAPITAL.

    We have focused on e-commerce, particularly as it pertains to marketing to the Hispanic community only since April 1999 and have generated no revenue from our InternetMercado.com Web site. Accordingly, e-commerce represents a new business for us and we have no operating history upon which an investor can evaluate us, and our prospects are subject to the risks and uncertainties encountered by companies that operate in the new and rapidly evolving Internet market.

    As of June 30, 1999, we had an accumulated deficit of approximately
$6.816 million. Our limited operating history in and the uncertainty of the Internet market in which we operate our business make any prediction of our future results of operations difficult or impossible. We expect to increase considerably our operating expenses in the future, particularly advertising expenses to develop and extend our InternetMercado.com brand and expenses relating to content and features that we intend to develop, purchase or otherwise acquire and add to our Web site. We do not expect that our revenue will cover those expenses. As a result, we will continue to incur significant losses and will be required to raise additional capital. We cannot assure you that we will be able to raise additional capital and we do not know what the terms of such capital raising would be. Any future sale of our equity securities would dilute the ownership and control of our stockholders if, to the extent we are unable to raise capital, our ability to implement our business plan will be adversely affected.

WE WILL BE UNABLE TO GENERATE SUFFICIENT REVENUE IF OUR TARGET AUDIENCE DOES NOT
  ACCEPT OUR PRODUCTS AND SERVICES.

    We have only recently begun to promote our site and we cannot give assurances that the Spanish-speaking population will accept our products and services or that we will attract repeat users to our Web site. Because the market for our products and services is new and evolving, it is difficult to predict the future growth rate, if any, and the size of the market we have targeted. If the market develops more slowly than we expect or becomes saturated with competitors, or if our products and services are not accepted by the market, we will be unable to generate enough revenue to offset our expenses and to earn profits.

OUR INABILITY TO DEVELOP THE INTERNETMERCADO.COM BRAND WILL SIGNIFICANTLY REDUCE
  OUR REVENUE.

    We expect to considerably increase our operating expenses to create and sustain a distinct brand loyalty among our targeted population of Internet users. We believe that establishing and maintaining the InternetMercado.com brand is of critical importance to our efforts to attract and expand our audience. We also believe that brand recognition will become more important due to the increasing number of Internet sites. Promotion and enhancement of the InternetMercado.com brand will depend largely on our success in providing high quality products and services and Web site content that is of interest to the Spanish-speaking population. We cannot assure that success. Even if our desired results are achieved, it is likely that we will expend significant additional amounts in further developing and maintaining brand loyalty. Failure to develop brand loyalty among our users could result in our being unable to generate enough revenue to offset our expenses and to earn profits.

IF WEB-BASED ADVERTISING IS NOT ACCEPTED BY ADVERTISERS OUR ADVERTISING REVENUE
  MAY NOT BE SUFFICIENT TO OFFSET OUR EXPENSES.

    We will need revenue from the sale of advertisements on our Web pages to offset expenses. At the present time, Web advertisers generally enter into only short-term advertising contracts. Because Web site advertising is a new phenomenon, few advertisers have significant experience with the Web as an advertising medium. Consequently, many advertisers have not devoted a substantial portion of their advertising expenditures to Web-based advertising, and may not find Web-based advertising to be effective for promoting their products and services as compared to traditional print and broadcast media.

    Although tools not available in traditional advertising media have been developed to measure feedback on advertising campaigns, no standards have yet been widely accepted for the measurement of the effectiveness of Web-based advertising, and we can give no assurance that such standards will be developed or adopted sufficiently to sustain Web-based advertising as a significant advertising medium. We cannot give assurances that banner advertising, the predominant revenue producing mode of advertising currently used on the Web, will be accepted as an effective advertising medium or that we can effectively transition to any other forms of Web-based advertising, should they develop. Recently, software programs became available that limit or remove advertisements from an Internet user's desktop. This software, if generally adopted by users, may materially and adversely affect Web-based advertising.

OUR WEB SITE OPERATIONS COULD BE IMPAIRED IF WE LOSE THE SERVICES OF THIRD PARTY
  TECHNOLOGY AND CONTENT PROVIDERS.

    Our business will depend upon third parties, including providers of technology, infrastructure, content and features.

    We will depend upon third parties for ongoing maintenance and technical support of our Web site. We will also rely upon third parties for our Internet and e-mail connections. Any interruption in the Internet access provided by any provider of access could disrupt our Web site operations and impair relations with our users.

    We license content, including technology and related databases, from third parties for portions of our InternetMercado.com Web site. Any errors, delays or failures experienced in connection with these third party technologies and services could have a negative effect on our relationship with users of our Web site, could materially and adversely affect our brand and our business and could subject us to liability to third parties for business negligence such as defamation or libel.

SYSTEM FAILURE COULD DISRUPT OUR WEB SITE OPERATIONS.

    The continued and uninterrupted performance of our hardware and software is critical to our reputation and our success in attracting traffic to our Web site. Users of our site and our services, such as our e-mail services, may become dissatisfied by system failures that may limit our Web site services. Sustained or repeated system failures could significantly reduce the traffic on our Web site and may impair our reputation and brand name. Our operations depend on our ability to protect our computer systems from damage from fire, power loss, water damage, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse events. We may not carry enough business interruption insurance to compensate for losses that may occur as a result of any of these events. We also depend upon Internet browsers and Internet service providers that provide users with access to the Internet and our Web site. Users may experience difficulties due to system failures unrelated to our systems. Any disruption in Internet access by Internet service providers and other third party access providers, or any failure of such providers to handle higher volumes of user traffic, could disrupt our Web site operations and impair relations with our users.

OUR MANAGEMENT IS INEXPERIENCED IN THE E-COMMERCE BUSINESS AND MAY NOT BE ABLE
  TO MANAGE OUR GROWTH.

    E-commerce is a new focus for our management team and none of our executive officers has extensive experience managing a rapidly growing Internet business. Any growth we experience will place a significant strain on our management and financial resources. Any inability of our management to manage growth effectively could significantly increase our operating expenses, impair our marketing efforts and limit the development of our Web site.

GROWTH OF OUR WEB SITE MAY BE LIMITED BY GOVERNMENTAL REGULATIONS.

    Laws and regulations may be adopted with respect to the Internet covering issues ranging from user privacy and defamation to taxation and intellectual property ownership. Any laws or regulations adopted in the future affecting the Internet could subject us to substantial liability. Such laws or regulations could also adversely affect the growth of the Internet generally, and decrease the acceptance of the Internet as a communications and commercial medium. In addition, the growing use of the Internet has burdened the existing telecommunications infrastructure. Areas with high Internet use relative to the existing telecommunications structure have experienced interruptions in phone service leading local telephone carriers to petition regulators to govern Internet service providers and impose access fees on them. Such regulations, if adopted in the United States or other places, could increase significantly the costs of communicating over the Internet, which could in turn decrease the demand for our products and services. The adoption of various proposals to impose additional taxes on the sale of goods and services through the Internet could also reduce the demand for Web-based commerce.

WE MAY FACE LIABILITY FOR INFORMATION CONTENT AND COMMERCE-RELATED ACTIVITIES.

    Because materials may be downloaded by the services that we operate or facilitate and the materials may subsequently be distributed to others, we could face claims for errors, defamation, negligence, or copyright or trademark infringement based on the nature and content of such materials. We could also be exposed to liability because of the listings that we select and make available through our Web site, or through content and materials posted by users in chat room and message board services that we provide. Even to the extent that claims made against us do not result in liability, we may incur substantial costs in investigating and defending such claims.

COMPETITION FOR INTERNET USERS MAY LIMIT TRAFFIC ON, AND THE VALUE OF, OUR WEB
  SITE.

    The market for Internet products and services and the market for Internet advertising and electronic commerce arrangements are extremely competitive, and we expect that competition will continue to intensify. We believe that the principal competitive factors in these markets are name recognition, distribution arrangements, functionality, performance, ease of use, the number of services and features provided and the quality of support. Our primary competitors are other companies providing portal or other online services, especially to Spanish-language Internet users such as Yahoo!, America Online, StarMedia Network, Prodigy, Microsoft, Lycos, Ole and Quepasa.com. Most of our competitors, as well as a number of potential new competitors, have significantly greater financial, technical and marketing resources than we do. Our competitors may offer Internet products and services that are superior to ours or that achieve greater market acceptance. There can be no assurance that competition will not limit traffic on, and the value of, our Website.

TECHNOLOGICAL CHANGES COULD IMPAIR OUR ABILITY TO COMPETE AND SUBJECT US TO
  SIGNIFICANT EXPENDITURES.

    The market for Internet products and services is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. The emerging character of these products and services and their rapid evolution will require that we continually improve the performance, features and reliability of our Internet content, particularly in response to competitive offerings. There can be no assurance that we will be successful in responding quickly, cost effectively and sufficiently to these developments. In addition, the widespread adoption of new Internet technologies or standards could require substantial expenditures by us to modify or adapt our Web site and services and could fundamentally affect the character, viability and frequency of Web-based advertising, either of which could have a material adverse effect on our business. In addition, new Internet services or enhancements offered by us may contain design flaws or other defects that could require costly modifications or result in a loss of consumer confidence.

FAILURE OF OUR COMPUTER SYSTEM OR THE SYSTEMS OF THIRD PARTIES TO ACHIEVE YEAR
  2000 COMPLIANCE COULD ADVERSELY AFFECT OUR BUSINESS.

    Many currently installed computer systems and software products are coded to accept only two-digit entries to represent years in the date code field. Computer systems and products that do not accept four-digit entries will need to be upgraded or replaced to accept four-digit entries to distinguish years beginning with 2000 from prior years. We are currently evaluating the Year 2000 issue as it relates to our entire internal computer system as well as computer systems operated by third parties. We are incurring internal staff costs and may incur consulting and other expenses related to making our computer systems Year 2000 compliant. We will expense these costs as incurred. In addition, computer systems operated by third parties with which our systems interface may not continue to properly interface with our systems or be compliant on a timely basis with Year 2000 requirements. Any failure of our computer system or the systems of third parties to achieve Year 2000 compliance could adversely affect our business.

FUTURE SALES OF OUR COMMON STOCK OR SHARES ISSUABLE UPON EXERCISE OF STOCK
  OPTIONS COULD ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

    We currently have 18,018,507 shares of common stock outstanding (on a fully diluted basis, including 2,400,040 shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock and 550,000 shares of common stock issuable upon the exercise of currently exercisable stock options). Approximately 14,999,080 shares, including 5,146,290 shares to be registered hereunder, will have been registered under the Securities Act and/or otherwise freely tradeable. Sale of substantial amounts of common stock, or the perception that sales could occur, could reduce the market price of our common stock.

FORWARD-LOOKING STATEMENTS MAY BE UNRELIABLE.

    This prospectus contains forward-looking statements regarding our intent, belief or current expectations. Discussions in this prospectus under the headings "Summary," "Risk Factors," "Management's Discussion and Analysis or Plan of Operations" and "Our Business," as well as in other parts of this prospectus include such forward-looking statements. These statements are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause our actual future results to differ materially from those contemplated in the forward-looking statements. In particular, the risks and uncertainties described under "Risk Factors" in this prospectus could cause our actual future results to differ from what we contemplate. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

ANTI-TAKEOVER EFFECTS OF CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW.

    Certain provisions of our Certificate of Incorporation, as amended, Bylaws and Delaware law could delay, defer or prevent a change in control of the Company. The board of directors has the authority to issue shares of preferred stock and to fix the rights, preferences, privileges and restrictions of those shares, including voting rights, without any further vote or action by the stockholders. The rights of the holders of the common stock will be subject to, and may be adversely affected by, the rights of the holders of the preferred stock that we may issued in the future. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law ("DGCL"), which will prohibit us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner under the DGCL. The ability of the board of directors to issue shares of preferred stock without further stockholder approval, as well as the aforementioned provision of Delaware law, could have the effect of delaying, deferring or preventing a change in control of the Company.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains statements that we believe are forward-looking statements within the meaning of the federal securities laws. These include statements about our expectations, beliefs, intentions or strategies for the future, which we indicate by words or phrases such as "anticipate," "expect," "intend," "plan," "will," "we believe," "the company believes," "management believes" and similar language. The forward-looking statements are based on our current expectations and are subject to certain risks, uncertainties and assumptions, including those set forth under "Risk Factors" and under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Our actual results may differ materially from results anticipated in these forward-looking statements. We base our forward-looking statements on information currently available to us, and we assume no obligation to update them.

                                USE OF PROCEEDS

    The common stock offered hereby is being issued by certain of our securityholders. We will not receive any proceeds from the sale of the common stock by our selling securityholders. We will receive the proceeds from the exercise of the options held by certain of our selling securityholders, if any of such options are exercised. We expect to use these proceeds, if any, for working capital. See "Plan of Distribution."

         MARKET PRICE FOR COMMON STOCK AND RELATED STOCKHOLDERS MATTERS

    Our common stock is quoted on the OTC Electronic Bulletin Board under the symbol "NUMX." The closing bid price on October 18, 1999 was $1.25. The following table sets forth the high ask and low bid quotations on the OTC Electronic Bulletin Board during the periods indicated.

                                                                                                   HIGH        LOW
                                                                                                 ---------  ---------
FISCAL YEAR ENDED MARCH 31, 1998
First Quarter..................................................................................  $    .625  $    .375
Second Quarter.................................................................................       .594       .312
Third Quarter..................................................................................      1.531       .375
Fourth Quarter.................................................................................      3.875      1.062
FISCAL YEAR ENDED MARCH 31, 1999
First Quarter..................................................................................      1.375      1.125
Second Quarter.................................................................................      1.000       .625
Third Quarter..................................................................................       .688       .375
Fourth Quarter.................................................................................      2.938       .400
FISCAL YEAR ENDING MARCH 31, 2000
First Quarter..................................................................................      1.750      1.375
Second Quarter.................................................................................      1.313      1.125
Period from October 1, 1999 to October 18, 1999................................................      1.313      1.031

    The above quotations represent prices between dealers and do not include retail markup, markdown or commission, and do not represent actual transactions.

    As of September 15, 1999 there were 15,068,458 shares of our common stock outstanding and approximately 415 shareholders of record of our common stock. This number does not reflect individual participants in security position listings held in "street name" accounts which is approximately 1,000 shareholders.

                                DIVIDEND POLICY

    We have not paid any cash or stock dividends on our common stock since our incorporation and anticipate that, for the foreseeable future, any earnings will be retained for use in our business.

                                 CAPITALIZATION

    The following table sets forth the capitalization of Numex as of June 30, 1999, (i) on an actual basis, and (ii) as adjusted to reflect the sale of 5,146,290 shares of common stock offered by various existing securityholders of Numex hereby and the related stock transactions; 2,400,040 shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock and the 550,000 shares of common stock issuable upon the exercise of currently exercisable stock options. The table should be read in conjunction with the consolidated financial statements of Numex and the notes thereto and other financial information included elsewhere in this prospectus.

                                                                                             JUNE 30, 1999
                                                                                     -----------------------------
                                                                                       (ACTUAL)      AS ADJUSTED
                                                                                     -------------  --------------
Short term debt:...................................................................  $     178,903   $    178,903
Long term debt:....................................................................  $     939,594        939,594
Stockholder's equity:

  Preferred stock, $1.00 par value, 10,000,000 shares authorized; 144,000 shares
    issued and outstanding actual; no shares issued and outstanding as adjusted....  $     144,000   $         --
  Common stock, $.10 par value; 20,000,000 shares authorized; 15,145,967 shares issued and 15,068,458 outstanding actual; 18,096,007 shares issued and
    18,018,498 outstanding as adjusted.............................................      1,514,597      1,809,601
  Treasury Stock, at cost, 77,509 shares...........................................         (7,750)        (7,750)
  Additional paid-in capital.......................................................  $   4,735,493   $  4,909,489
  Accumulated deficit..............................................................  $  (6,815,922)  $ (6,815,922)
                                                                                     -------------   ------------
                                                                                     $    (429,582)  $   (104,582)
                                                                                     -------------   ------------
Total Capitalization...............................................................  $     688,915   $  1,013,915
                                                                                     =============   ============

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

    The following discussion should be read in conjunction with the Company's consolidated financial statements and the notes thereto appearing elsewhere in this prospectus. Certain statements contained herein that are not related to historical results, including, without limitation, statements regarding the Company's business strategy and objectives, future financial position, expectations about pending litigation and estimated cost savings, are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act") and involve risks and uncertainties. Although the Company believes that the assumptions on which these forward-looking statements are based are reasonable, there can be no assurance that such assumptions will prove to be accurate and actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, regulatory policies, competition from other similar businesses, and market and general economic factors. All forward-looking statements contained in this prospectus are qualified in their entirety by this statement.

OVERVIEW

    On April 12, 1999, the Company acquired all of the outstanding capital stock of Jeffrey A. Stern & Associates, Inc. ("JSA") in exchange for 3,046,875 shares of common stock in of the Company (the "JSA Acquisition"). For accounting purposes, the JSA Acquisition was treated as a recapitalization of JSA with JSA as the acquirer (reverse acquisition). However, since the JSA Acquisition was completed after the end of the Company's fiscal year, the discussion below provides information with respect to the separate results of operations of each of the Company (pre-JSA Acquisition) and JSA.

    Following the JSA Acquisition, the Company plans to leverage its expertise and proprietary media vehicles in the Hispanic market by developing an electronic shopping mall for Hispanics. The Company will call the new venture "InternetMercado.com", which will be a bilingual e-commerce web site specializing in retail and service merchandising to the US Hispanic market. The site leverages the Company's expertise in Hispanic marketing, entertainment programming and direct response media to draw and retain loyal customers to a unique and culturally relevant mix of retailers, products, services and education elements. As indicated, the Company's ability to achieve its business plan with respect to InternetMercado.com depends to a substantial extent on its ability to obtain financing.

RESULTS OF OPERATIONS

    JSA--12 MONTHS ENDED MARCH 31, 1999 COMPARED TO 12 MONTHS ENDED MARCH 31,
     1998

    JSA generated revenues of $5,587,291 for the 1999 fiscal year, which was a $41,000 increase from $5,546,315 for the 1998 fiscal year. During the 1999 fiscal year, JSA introduced new programs with better margins to replace less profitable programs. JSA also improved on the management of its production and distribution costs. Consequently, gross profit increased by $576,211 or 34% between the fiscal years of 1998 and 1999 although revenues remained relatively constant.

    Operating expenses increased by $336,623 or 19% from $1,919,179 in the 1998 fiscal year to $2,283,881 in the 1999 fiscal year. The change was primarily due to the write-off of prepaid selling commissions of approximately $105,000 and expenses incurred in the promotion and development of new programs.

    Interest expense of $336,623 for the 1999 fiscal year was up from $328,674 for the 1998 fiscal year. JSA paid only interest on the outstanding bank line-of-credit during both years.

    Primarily as a result of the foregoing, JSA reported a net loss of approximately $440,000 in 1999 versus a net loss of approximately $508,000 in 1998. The Company's independent certified public accountants have included an explanatory paragraph in their report stating that the Company's financial statements have been prepared assuming that the Company will continue as a going concern and that the Company's recurring losses, working capital deficiency and shareholders' deficiency raise substantial doubt as to the Company's ability to continue as a going concern.

    NUMEX--12 MONTHS ENDED MARCH 31, 1999 COMPARED TO 12 MONTHS ENDED MARCH 31,
     1998

    Net sales for the fiscal year 1999 of $15,970, were 91% lower than fiscal 1998 of $176,513. The decrease is due to the Company ceasing the production and sale of its "Therapy Plus" product during fiscal 1998.

    Cost of sales decreased $72,347 or 87% between the fiscal years of 1998 and 1999, which can be attributed to the Company ceasing its manufacturing operations in fiscal 1998.

    Selling, general and administrative expenses decreased from approximately $653,000 in 1998 to $454,000 in 1999 or 30%, which is due to approximately $200,000 of professional and legal fees incurred in relation to finding an acquisition target and $139,000 incurred for compensation expense.

    Interest expense decreased from $129,000 in fiscal 1998 to $11,000 in fiscal 1999 due to conversions of notes payable, which were outstanding during fiscal 1998, into common stock during fiscal 1999.

    Primarily as a result of the foregoing, Numex reported a net loss of approximately $445,000 in 1999 versus a net loss of approximately $634,000 in 1998. The Company's independent certified public accountants have included an explanatory paragraph in their report stating that the Company's financial statements have been prepared assuming that the Company will continue as a going concern and that the Company's recurring losses, working capital deficiency and shareholders' deficiency raise substantial doubt as to the Company's ability to continue as a going concern.

    THREE MONTHS ENDED JUNE 30, 1999 COMPARED TO THREE MONTHS ENDED JUNE 30,
     1998

    Revenues for the three months ended June 30, 1999 increased by approximately 30% to $1,482,000 from $1,142,000 for the same period last year. This growth was attributed to revenues generated from new advertising and media programs that were introduced during the last fiscal year.

    Cost of revenues for the three months ended June 30, 1999 was $1,120,000 compared to $676,000 for the three months ended June 30, 1998. As a percentage of revenues, this cost accounted for 76% and 59% of revenues, respectively. The higher percentage in 1999 is attributed to the lower margin from the recently introduced advertising and media programs, which are still in their promotional stages. The higher cost of revenues for the three months ended June 30, 1999 resulted in a decrease in gross profits to $362,000 compared to $467,000 for the same period last year.

    Operating expenses increased $884,000 to $1,434,000 for the three months ended June 30, 1999 from $550,000 for the same period last year. This increase was primarily due to employee compensation in the form of shares of common stock of JSA issued to certain employees of JSA in connection with the JSA Acquisition; increase in salary expenses; and finder's, legal and audit fees incurred in respect of the JSA Acquisition. The JSA shares of common stock issued to employees of JSA were subsequently exchanged for shares of common stock of the Company. The aggregate value of the shares was approximately $139,000 on the day the JSA shares were granted to the employees. Salary expenses increased $172,000 between the two periods. The increase was attributed mainly to employment agreements entered with Mr. Jack Salzberg as Non-executive Chairman of the Company and Mr. Jeffrey Stern as President and CEO of the Company, and also an increase in the number of sales personnel and the employment of senior managers for the Company's e-commerce business. Finder's, legal and audit fees incurred for the reverse merger were approximately $564,000.

    Interest expense decreased by approximately $50,000 to $22,000 for the three months ended June 30, 1999 from $72,000 for the same period last year. The decrease was a result of the reduction in bank borrowing and the note held by one of the Company's vendors.

    Net loss for the three months ended June 30, 1999 was $1,039,000 compared to $172,000 for the same period last year. The increase in net loss of $867,000 was mainly due to the decrease in gross profit and higher operating expenses. The decrease in gross profit was due to lower margin from recently introduced advertising and media programs, which are still in their promotional stage. The increase in operating expenses was attributed mainly to an increase in salary expenses, and expenses related to the JSA Acquisition discussed above.

    The Company recorded a deemed dividend on its preferred stock of $1,728,107 during the three months ended June 30, 1999 in connection with the private placement discussed below. This amount represents the difference between the issue price of the shares of preferred stock and the estimated market value of the shares of common stock issuable upon conversion of the shares of preferred stock, assuming that the shares of preferred stock were converted into shares of common stock on the date of the private placement.

FINANCIAL CONDITION, LIQUIDITY, CAPITAL RESOURCES

    JSA--12 MONTHS ENDED MARCH 31, 1999 COMPARED TO 12 MONTHS ENDED MARCH 31,
     1998

    Net cash received in the operations of JSA during fiscal year 1999 was $146,293, which was a $674,438 increase from fiscal 1998. The increase is due to better cash flow management by JSA executives. JSA used the cash received from operating activities to fund investing activities of $21,946 and financing activities of $39,261 for the fiscal year 1999.

    Net cash used in operations of the Company (Numex) during fiscal year 1999 was $338,903, which is a $223,147 or 40% decrease from fiscal 1998. The Company funded these operational cash flow deficits with proceeds from stock options exercised and notes payable proceeds, which resulted in net cash from financing activities of approximately $416,763 and $578,000 during fiscal 1999 and 1998.

    NUMEX--12 MONTHS ENDED MARCH 31, 1999 COMPARED TO 12 MONTHS ENDED MARCH 31,
     1998

    During the year, the Company issued 140,000 shares of the Company's treasury stock, valued at $1.23 per share, as payment for consulting services. The Company issued 240,000 shares of its treasury stock, at $1.25 per share to convert an accrued compensation bonus of $300,000 payable to Jack Salzberg, the Company's then Chief Executive Officer. The Company also incurred additional debt from related parties to meet operating expenses. These new debts and all other outstanding notes payable totaling $506,700 were converted into shares of common stock during the year (see Note 12 of the Notes to Consolidated Financial Statements).

    During the year the Company also issued 31,123 preferred shares as stock dividends to its Preferred Stock shareholders, increasing the outstanding shares of Preferred Stock from 170,000 to 201,123 shares. All outstanding Preferred Shares were converted into shares of the Company's common stock, at $1.00 per share.

    THREE MONTHS ENDED JUNE 30, 1999 COMPARED TO THREE MONTHS ENDED JUNE 30,
     1998

    In connection with the JSA Acquisition, the Company completed a private placement (the "Private Placement") of 144,000 shares of Series B 5% Convertible Preferred Stock, priced at $25.00 per share. These shares are convertible into 2,400,040 shares of common stock of the Company. The gross proceeds from the Private Placement were $3,600,000. Commissions and out-of-pocket expenses incurred were $302,000. $1,800,000 of the proceeds were used to repay a portion of JSA's outstanding bank line-of-credit of $2,739,594. The remaining balance of the bank line-of-credit of approximately

$939,000 was refinanced with a 5-year term loan with interest payments only until June 2002. The rate of interest for the new term loan is LIBOR plus 3%.

    The Company's total cash and cash equivalents at June 30, 1999 was $882,470 compared to $103,980 at June 30, 1998.

    Net cash used in operating activities during the three months ended
June 1999 was $756,000. This was mainly attributed to the net loss incurred for the period as a result of the low margins earned on the Company's new advertising and media programs, reduction in accounts payable by $110,000, a reduction in deferred revenue by $158,000 and an increase in accounts receivable by $55,000. Operating activities provided $174,000 in net cash for the three months ended June 30, 1998, principally through increases in accounts payable, deferred revenues and capitalized production cost.

    Net cash provided by investing activities in the three months ended
June 30, 1999 was $132,348. For accounting purposes, the JSA Acquisition resulted in net assets of $185,441 being acquired. Cash used in investing activities of approximately $53,000 was primarily for the acquisition of new computer hardware and software, and the purchase of a trademark for the Company's e-commerce business. Net cash used for the three months ended
June 30, 1998 was $1,390.

    Net cash provided by financing activities during the three months ended
June 30, 1999 was approximately $1,421,000. This was primarily the net proceeds of $3,319,000 received from the Private Placement less repayment of $1,800,000 of JSA's outstanding bank line-of-credit of $2,739,594. During the three months ended June 30, 1999, the Company also paid $94,000 towards a note held by one of its vendors, reducing the outstanding balance on that note to approximately $180,000. Cash usage for the three months ended June 30, 1998 was $68,000, which was attributed mainly to a reduction in bank overdraft by $54,000.

    The Company's present operations are not expected to generate sufficient cash inflow for its new e-commerce venture and it will have to rely upon external financing sources to meet its cash requirements. Management is currently seeking to raise additional funding in the form of equity or debt, or a combination thereof. However, there is no guarantee that it will raise sufficient capital to execute its business plan. To the extent that the Company is unable to raise sufficient capital, the Company's business plan will be substantially modified and operation curtailed.

INFLATION AND CHANGING PRICES

    The Company does not foresee any adverse effects on its earnings as a result of inflation or changing prices.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. This statement, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. As the Company does not currently engaged in derivative or hedging activities there will be no impact to the Company's results of operations, financial position or cash flow upon the adoption of this standard.

YEAR 2000 ISSUES

    The "year 2000 problem" refers to the possible failure of many computer systems that may arise as a result of existing computer programs using only the last two digits to refer to a year. The Company has undertaken an initial review of the potential effects of the year 2000 problem. These potential problems are being addressed on a system-by-system basis.

    The Company has determined that its general accounting system, which includes invoicing, accounts receivable and accounts payable must be upgraded to make the system year 2000 compliant. The Company has assessed its information technology hardware and software, including personal computers, application and network software for year 2000 compliance readiness. Over the past two years, the Company was in need and purchased various computer hardware and software, all of which are year 2000 compliant. The Company believes it is year 2000 compliant and does not foresee the need for any additional purchases in relation to the year 2000 problem. All equipment and software purchased was financed by cash flows from operating activities. The Company expects that any expenses incurred for the Company to be year 2000 compliant will be immaterial.

    The most significant internal control risk posed by the year 2000 problem is the possible failure of the Company's accounting systems. The Company has appointed a special task force, which is currently addressing possible problems and solutions to certain events that may take place. If the accounting system were to fail, the Company would implement manual accounting process, which may slow the timeliness of information needed to manage the business. As discussed above, the Company has avoided this risk by upgrading and testing its accounting systems before January 1, 2000. However, there can be no assurance that such actions will avoid problems that may arise.

    The most significant outside control risk is possible problems experienced by the Company's financing institutions that maintain our depository accounts and outstanding debt. The Company is in the process of confirming the state of year 2000 readiness with these parties. It is anticipated that this process will be completed prior to January 1, 2000.

    The Company's task force is in the process of developing a contingency plan to address other potential year 2000 problems and solutions. The plan will be completed prior to January 1, 2000.

                                    BUSINESS

OVERVIEW

    Pursuant to that certain Agreement and Plan of Merger dated as of April 12, 1999 between us and Jeffrey A. Stern & Associates, Inc. ("JSA") and the shareholders of JSA, we acquired all of the outstanding capital stock of JSA, in consideration of the issuance to the JSA shareholders of an aggregate of 3,046,875 shares of our common stock. The acquisition of JSA is referred to herein as the "JSA Acquisition." In connection with the closing, we completed a private placement (the "Private Placement") of 132,000 shares of our Series B Convertible Preferred Stock which is convertible into an aggregate of 2,200,044 shares of our common stock at any time. At the closing, we also issued
(a) 12,000 Preferred Shares (convertible into 200,004 shares of common stock) to MCG Credit Corporation in connection with the restructuring of the existing bank debt of JSA (the "Bank Restructuring") and (b) 156,250 shares of common stock as a finder's fee for the acquisition of JSA. We also entered into an employment agreement with Jeffrey Stern (the "Stern Employment Agreement") pursuant to which Stern was granted options to purchase an aggregate of 2,000,000 shares (the "Stern Options") of our common stock. The Stern Options vest equally over three years commencing April 12, 2000. The first set (666,666 options) has an exercise price of $3.50 per share, the second set (666,666 options) at $4.50 per share, with the remainder at $6.50 per share. Under the Stern Employment Agreement, Stern became our President and Chief Executive Officer.

    As a result of the JSA Acquisition, we are currently a media and marketing services company that has focused on niche and underdeveloped markets. Our Spanish language division, JSA en espanol, has created proprietary integrated marketing programs to help marketers reach the rapidly growing Hispanic market in the United States. Our custom publishing division, JSA Communications, develops retention marketing programs for companies. We are also developing a
Spanish-language       e-commerce shopping community focused on the US Hispanic
market, which is expected to be our principal business focus. At the next Annual Meeting of Stockholders, we will request stockholder approval to change our name to InternetMercado Corp. to more accurately reflect such focus.

INDUSTRY BACKGROUND

    THE HISPANIC MARKET IN THE US

    The Hispanic market represents a fast growing, underdeveloped market. Currently, one in ten Americans is Hispanic. According to the Bureau of the Census, Hispanics are projected to number 31 million in 2000; by 2010, that number will grow to approximately 40 million, and in 2050, approximately
88 million Hispanics are projected to live in the US. As a result, nearly one in four Americans will be Hispanic. According to a study by the University of Georgia's Selig Center for Economic Growth, the Latino purchasing power reached $383 billion in 1999, up from $208 billion in 1990, a 84.4% increase.

    Based on the growth of this market, marketers are increasing their advertising commitment to the Hispanic market. In 1983, the Hispanic market advertising expenditures were $224 million. In 1994, advertising expenditures had increased to $952 million.

    During the next thirty years, the Anglo US population will be flat. The most substantial growth by far will be in the Hispanic market, leading US marketers in that direction. We intend to establish a presence among Hispanics as that transformation in marketing budgets takes place.

    INTERNET COMMERCE

    The Internet is a world wide series of interconnected electronic and/or computer networks. Individuals and companies have recently recognized that the technological capabilities of the Internet provide a medium for not only the promotion and communication of ideas and concepts, but also for the presentation and sale of information, goods and services.

    Historically, the Internet has been accessible through personal computers. Recently, several companies have announced "Web TV" products designed for attachment to television sets for the purpose of allowing access to the Internet without the need for a personal computer. Although these products do not permit the full range of functions provided by personal computers, they do permit many of the features of the Internet to be viewed on television sets. While no assurance can be given, these new Web TV products are expected to substantially increase the number of people who access the Internet.

    The term "Internet commerce" encompasses the use of the Internet for selling goods and services. The use of the Internet as a marketing and advertising tool is enhanced by the ability to communicate information through the Internet to a large number of individuals, businesses and other entities.

    Because of the "virtual" nature of electronic commerce, the online presence for certain merchants can significantly reduce or eliminate the costs of maintaining a physical retail facility. Online merchants can also achieve significant savings by eliminating traditional product packaging, print advertising and other point of purchase materials. Marketing on the Internet can be especially advantageous for smaller companies because it removes many physical and capital barriers to entry and serves to level the competitive playing field, by allowing smaller companies to effectively compete with larger companies.

    GROWTH OF INTERNET ADVERTISING AND INTERNET COMMERCE

    With the growth in the number of Internet users and content providers, the Internet is developing the attributes of a conventional mass medium, where advertising subsidizes content delivered to users. In fact, technological advances and the acceptance of the medium by businesses have led to rapid growth in Internet advertising spending. Tools not available in traditional advertising media, such as real-time measurement of consumers accessing an advertiser's Web site through an advertising banner, further increase the attractiveness of Web advertising by giving advertisers real-time feedback on advertising campaigns. Forrester Research, Inc. estimates that spending on Web-based advertising will increase from $2.8 billion in 1999 to more than $22.0 billion in 2004.

    The growing acceptance and use of the Internet has created an opportunity for businesses to conduct commerce over the Internet. International Data Corporation estimates that transactions on the Internet are expected to increase from approximately $32.0 billion in 1998 to more than $425.0 billion in 2002. Businesses typically use the Internet to offer standard products and services that can be easily described with graphics and text and that do not necessarily require a physical presence for purchase of items, such as airline tickets, books and investment securities. The focus of e-commerce transactions evolved from companies facilitating Internet transactions between businesses to, more recently, companies targeting business-to-consumer transactions. Internet commerce enables these companies to develop relationships with customers on a global basis without making significant investments in traditional sales and distribution infrastructure.

    INTERNET SECURITY.

    Currently, one of the largest barriers to a potential customer's willingness to conduct commerce over the Internet is the perceived ability of unauthorized persons to access and use personal information about the user, such as credit card account numbers, social security number and bank account information. Concerns about the security of the Internet include concerns over the authenticity of the user (i.e., is the user accurately identified), verification and certification methods of who these users are, and privacy protection for access to private information transmitted over the Internet. However, recent advances in this area have greatly reduced the possibility of such unauthorized access or use.

THE CURRENT BUSINESS

    JSA EN ESPANOL.

    Our Spanish language division, JSA en espanol, is a leading marketer targeting the Hispanic community. JSA en espanol creates customized integrated marketing programs for firms across the country which desire to target the Hispanic Community. These programs are built around JSA en espanol's unique distribution system, La Bolsita, and include proprietary publications such as Promociones Hogarama and Mundo Deportivo.

    La Bolsita (translation: the little bag) reaches three million Hispanic households across the US, as determined by a sophisticated analysis of census tract data. This distribution program provides opportunities for marketers to distribute coupons, retail inserts and product samples on a door-to-door basis.

    In addition, JSA en espanol publishes its own proprietary publications, Promociones Hogarama and Mundo Deportivo. Promociones Hogarama is a Spanish language free-standing insert program distributed door-to-door providing recipients with coupons and sweepstakes offers. JSA en espanol also distributes product samples, and inserts to Hispanic households. Mundo Deportivo is a monthly sports magazine targeting Hispanic men.

    JSA en espanol's clients include national and regional advertisers which are focused on the Hispanic market. The JSA en espanol division is headquartered in Los Angeles with a sales offices in New York.

    JSA COMMUNICATIONS.

    Our customized publishing division, JSA Communications, operates a full service print and electronic custom publishing business and creates value-added programs for major marketers. Each program focuses on relationship marketing and is designed to help build customer loyalty. Since 1990, JSA Communications has helped its clients create innovative custom communication and marketing programs in the areas of entertainment, health care and retail. It has demonstrated an ability to grow with its clients as well as develop new products and clients. Recently, it added Website design to its capabilities, so that it can offer its clients integrated communication programs.

INTERNETMERCADO

    We are building an Internet shopping community, called InternetMercado.com, to be located at www.InternetMercado.com. InternetMercado.com will be a Spanish-language shopping community online, designed with a Latin flavor and sensitive to the needs of Hispanic consumers residing in the United States. It will capitalize on the growth in Internet usage among Hispanics, but it is based on the enduring popularity of community-based marketing--swap meets, flea markets, small stores, and mercados.

    We expect that InternetMercado.com will have a unique opportunity to capitalize on our media presence in the Hispanic market to leverage it into building a viable brand in the e-commerce market.

    As previously indicated, the US Hispanic population is rapidly increasing. Similarly, computer ownership and Internet access among Hispanics are growing at twice the national average. Currently 4.5 million US Hispanics are online. Internet activity targeting the Hispanic and Latin American markets is increasing significantly. At this point, virtually all of the activity is in the general portal area. Starmedia Network, AOL en Espanol, Yahoo en Espanol, E-hola and Que Pasa.com are all focusing on bringing the Spanish-speaking market online.

    We believe that InternetMercado.com is situated to benefit substantially from this growth. First we can offer these portals significant media exposure through our JSA en espanol division. In exchange for this, we envision that the portals will provide InternetMercado.com with exposure and referrals on their sites. Second, InternetMercado.com is focused solely on e-commerce, targeted to the US Hispanic market. Its purpose is not diluted by having to be all things to all people. Consequently, InternetMercado.com is not competitive with the portals, easing its ability to create symbiotic relationships.

    Implementation of the business plan for InternetMercado.com will depend on our ability to obtain financing in the form of debt, equity or a combination thereof. To the extent that we are unable to obtain sufficient funds, all or part of our strategy in building the new business will be curtailed or modified. We are actively seeking such financing. To date, however, we have has not received any binding commitments for financing, and no assurance can be given that such financing will be obtained on reasonable terms, or at all.

THE INTERNETMERCADO.COM STRATEGY

    While the Hispanic market is rapidly coming online, research suggests that the market is still somewhat intimidated by computers and the Internet. One important reason is that most web sites are in English. InternetMercado.com intends to embrace this opportunity by helping Latinos use the Internet effectively. InternetMercado.com's simple interface is created to ensure ease of use. In addition, emphasis is placed on the Spanish language, thereby easing the initiation process onto the Internet.

    The marketing strategy for InternetMercado.com is to develop brand recognition by educating and informing Latinos about the benefits of using the Internet. Our strategy is to build brand recognition among Latino Internet users. As Latinos enter the Internet age, we hope that they will recognize InternetMercado.com as the brand name that empowered them to use the Web.

    LEVERAGING JSA MEDIA

    The plan for InternetMercado.com is leveraged by our existing strength in the Hispanic print market. In 1998, we delivered 50 million magazines, coupons, catalogs, and product samples directly to Hispanic homes, through our La Bolsita direct distribution business. We have been a proven participant in this business since 1993, and today are the leading national direct distributor to Hispanics. Our long-established relationships with companies like Proctor & Gamble, Toys R Us, Sears, Ford, General Motors, Philip Morris, AT&T, and Unilever make it possible to ensure a strong initial product line-up for InternetMercado.com. More importantly, we believe that our distribution network presents a significant advantage in building brand awareness for the site.

    In 1999, we are expected to direct deliver an average of 18 times to a network of nearly three million Hispanic households--representing 54 million homes in total--in the 19 leading Hispanic metro markets. Each direct distribution will include a promotion for InternetMercado.com. Additionally, we will run magazine advertising in our Mundo Deportivo and Promociones Hogarama publications, which will include coupons and flyers.

STRATEGIC PARTNERSHIPS

    We are currently developing strategic relationships with broadcast and Internet companies. We will leverage our ability to help these companies build their brands in the Hispanic market to create mutually beneficial relationships. InternetMercado.com has already developed partnerships with the SBS radio affiliate in Los Angeles (KLAX) and the El Dorado radio group in Texas. We will expand these relationships in all major Latino markets.

COMPETITION

    The market for Internet products, services, advertising and commerce is intensely competitive, and we expect that competition will continue to intensify. The principal competitive factors in these markets are name recognition, distribution arrangements, functionality, performance, ease of use, the number of value-added services and features, and quality of support. Our primary competitors are other companies providing shopping and e-commerce services, especially to the Spanish-language Internet users.

    Many of our existing competitors may have significantly greater financial, technical and marketing resources than us. There can be no assurance that the competitors will not offer Internet products and services that are superior to ours or that achieve greater market acceptance. There can be no assurance that we will be able to compete successfully against current or future competitors or that competition will not have a material adverse effect on our business.

HISTORY OF THE COMPANY

    On April 12, 1999, we completed the JSA Acquisition. Prior to June 1998, we manufactured under license and distributed a massaging product for relieving arthritis pain. From June 1997 to April 1999, we had no business operations and was engaged solely in reviewing possible acquisition candidates.

EMPLOYEES

    At August 31, 1999, we had 25 employees, all of whom are full-time employees.

PROPERTIES

    We lease approximately 3,300 square feet of space in Los Angeles, California pursuant to a lease which expires February 28, 2000. We also maintain offices in San Francisco and New York. The leases expire January 11, 2000 and June 30, 2000, respectively.

LEGAL PROCEEDINGS

1. Robert Beck v. JSA Publishing, American Arbitration Association Case No. 72 143 01418 98

    On September 10, 1998, Robert Beck filed an arbitration demand against JSA Publishing arising from photographs which were submitted by Beck to JSA Publishing and others that were subsequently lost. In the arbitration, Beck seeks an award for $103,500 plus holding fees in the amount of $34,740, accruing at the weekly rate of $455. An arbitrator has recently been selected, but no discovery has yet taken place in the case. We intend to contest this matter in arbitration.

2. Maurice Harmon v. JSA Publishing, et al., United States District Court, District of New Jersey Case No. 2:98:cv03513.

    Plaintiff Maurice Harmon, a professional photographer, has asserted claims against JSA and two of its former employees, wherein Harmon alleges that 60 original photographs which were submitted for possible publication were lost or destroyed. Harmon's complaint asserts claims for breach of contract, breach of implied contract, negligence and fraud. Harmon seeks as compensatory damages, the value of the 60 original photographs, punitive damages, costs and attorney's fees. The Company's motion to transfer venue to the Central District of California was recently granted by the Court. We intend to contest this matter.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the names and ages of all of our directors and executive officers and the key management personnel as of August 31, 1999. All directors will serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Executive officers serve at the discretion of the board of directors, and are appointed to serve until the first board of directors meeting following the annual meeting of stockholders. Except as noted, there are no family relationships among directors and executive officers.

NAME                                              AGE      POSITION
--------------------------------------------  -----------  ------------------------------------------
Jeffrey A. Stern............................          40   President, Chief Executive Officer and
                                                           Director

Marc Strausberg.............................          64   Director

Felix Telado................................          42   Secretary and Chief Financial Officer

Marcelino Miyares...........................          35   Division President, JSA en espanol

Barry Freilicher............................          49   Division President, JSA Communications

Daniel Crowe................................          40   Vice President, Sales & Marketing,
                                                           InternetMercado.com

Harry Abraham-Castillo......................          41   Vice President, Creative Services,
                                                           InternetMercado.com

BACKGROUND AND EXPERIENCE

    JEFFREY A. STERN. Mr. Stern has served as a director and President and Chief Executive Officer of the Company since April, 1999. Mr. Stern founded Jeffrey A. Stern & Associates, Inc. ("JSA") in 1990, and, since that time, he has been responsible for the creation of the publications Buy Rite, Rap Sheet, Mundo Deportivo, and Hogarama. Prior to JSA, Mr. Stern was President and Publisher of Details Magazine where he worked with venture capitalist Alan Patricof. After leading the turnaround of Details, the publication was sold to Conde Nast. Prior to Details Magazine, Mr. Stern served as business manager for Newsweek Magazine, where he founded Newsweek on Campus. Prior to Newsweek,
Mr. Stern was employed at Ziff-Davis Publishing as general manager of the Special Markets Group, running Unique Homes Magazine and University Communications. Mr. Stern started his publishing career in 1980, when he founded the magazine, City Limits, in Boston, shortly after his graduation from Harvard College. Mr. Stern is the son-in-law of Marc Strausberg.

    MARC STRAUSBERG. Mr. Strausberg has served as a director of the Company since April, 1999. Mr. Strausberg, co-founder and Chairman of Edgar On-Line, has worked in the area of computer-generated financial information for many years. In 1992, Mr. Strausberg co-founded Internet Financial Network. Prior to IFN, he published the Livermore Report, a newsletter focusing on overvalued IPO's, and ran computer-based trading operations for Nomura Securities and the hedge funds of Steinhardt Partners and EGS Partners. Mr. Strausberg is the father-in-law of Jeffrey Stern.

    FELIX TELADO, SECRETARY AND CHIEF FINANCIAL OFFICER. Mr. Telado has over 19 years of broad-based experience in accounting, banking, and management. Before joining Jeffrey A. Stern & Associates, Inc. as its CFO in 1998, he held various positions ranging from accountant to vice president of operations with companies including Coopers & Lybrand and the Arab-Malaysian Merchant Bank in Malaysia, and LA Dye & Print Works, Inc., and Ameritex in the United States. Mr. Telado earned professional degrees in accounting and management from the UK's Chartered Institute of Management Accountants and the Chartered Institute of Secretaries and Administrators. He is a Certified Management Accountant (USA) as well as a Chartered Management Accountant (UK).

    MARCELINO MIYARES, DIVISION PRESIDENT, JSA EN ESPANOL. Mr. Miyares is an experienced integrated marketer with over 10 years of experience in the Hispanic market. As a graduate of Northwestern University in 1987 he went on to work as a Media Director and Account Planner for UNIMAR in Chicago. He built extensive retail marketing and telecommunications experience as Strategic Planner for American Stores, Ameritech, McDonald's, and other accounts. In 1991 he founded Tamayo-Miyares Advertising, an integrated marketing communications firm specializing in Hispanic markets. In addition to managing the agency, Miyares served as Strategic Planner and Management Supervisor for MCI Telecommunications, Montgomery Ward, FHP HealthCare and other retail/service accounts.

    BARRY FREILICHER, DIVISION PRESIDENT, JSA COMMUNICATIONS. Mr. Freilicher graduated from Cornell College and worked for Volume Services in Kansas City for ten years, ultimately being promoted to president of the $120 million company. He then moved to Los Angeles to work for Ticketmaster as vice president of business development. Mr. Freilicher left Ticketmaster to head up JSA Communications in 1995.

    DANIEL CROWE, VICE PRESIDENT, SALES & MARKETING,
INTERNETMERCADO.COM. Mr. Crowe joined InternetMercado.com as Vice President of Sales & Marketing in April 1999. Prior to InternetMercado.com, Mr. Crowe worked at Liberman Broadcasting, where he participated in the purchase and start-up of its first television property, KRCA TV. In 1995, Mr. Crowe was General Manager of El Dorado Communications Los Angeles, and launched KRTO-FM, the country's first major-market Rock en espanol radio station, before the profitable sale of KRTO to Cox Broadcasting. From 1990 to 1993, Mr. Crowe was the Sales Director for Univisa's Galavision, where he managed its most significant revenue growth period until 1993, when he became the General Sales Manager of its Los Angeles affiliate, KWHY TV. Prior to Univisa, he was a member of the Telemundo start-up sales and rep team. Mr. Crowe started his career with Univision (SIN Television) in 1981. He holds degrees in Spanish and Political Science from the University of California, Santa Barbara.

    HARRY ABRAHAM-CASTILLO, VICE PRESIDENT CREATIVE SERVICES, INTERNETMERCADO.COM. Mr. Abraham-Castillo has over 15 years in the entertainment industry, specializing in the Hispanic market. Mr. Abraham-Castillo presently serves as Vice President of Creative Services at InternetMercado and oversees all areas related to the design and content of InternetMercado.com. Prior to InternetMercado, he worked with the management team at Telemundo Network Group as head of programming and production, where his programming strategies achieved sizeable audience levels and his concepts remain as top performers. From 1991 to 1995, Mr. Abraham-Castillo founded and operated Hispanic Showbiz, Inc., a broadcast consulting firm that helped launch KWHY-TV. Prior to that, Mr. Abraham-Castillo worked at Estrella Communications, Inc., where he served as Executive Producer and Programming Director for KVEA-TV, the second Los Angeles station to broadcast in Spanish. Mr. Abraham-Castillo graduated from The Art Center College of Design in Pasadena, California.

EXECUTIVE COMPENSATION

    The following information is furnished for the person who served as Chief Executive Officer of Numex during the year ended March 31, 1999. No other persons who served as executive officers of Numex received salary and bonus in excess of $100,000 during the year ended March 31, 1999.

-----------------------------------------------------------------------------------------------------------------
                                           SUMMARY COMPENSATION TABLE

-----------------------------------------------------------------------------------------------------------------
                            ANNUAL COMPENSATION(1)                                LONG TERM COMPENSATION AWARDS
-----------------------------------------------------------------------------------------------------------------
                                                                                  RESTRICTED        SECURITIES
          NAME AND PRINCIPAL                          SALARY         BONUS           STOCK          UNDERLYING
               POSITION                   YEAR          ($)           ($)           AWARDS        OPTIONS/SAR(#)
-----------------------------------------------------------------------------------------------------------------
Jack I. Salzberg,(2) .................       1999  $      -0-               --            --                --
  Chairman of the Board, President and       1998  $  300,000(3)            --            --           850,000
  Chief Executive Officer
-----------------------------------------------------------------------------------------------------------------
(1) Does not include perquisites which did not exceed the lesser of $50,000 or 10% of salary and bonus.
(2) Mr. Jack I. Salzberg resigned as President and CEO and Mr. Jeffrey A. Stern became the President and CEO on
    April 12, 1999. Mr. Salzberg resigned as Chairman of the Board in August 1999.
(3) Compensation awarded by the Board of Directors to Mr. Jack I. Salzberg on December 18, 1997 for his
    extraordinary efforts and years of service to the Company without compensation. On April 30, 1998, the Board of Directors authorized the conversion of this accrued liability into common stock at $1.25 per share which was then converted in May 1998.
-----------------------------------------------------------------------------------------------------------------

    1999 OPTION GRANTS

    No stock options were granted to the executive officers of Numex in the fiscal year 1999.

    OPTION EXERCISE/VALUE TABLE

    The following information with respect to options exercised during the fiscal year ended March 31, 1999 and remaining unexercised at the end of the fiscal year, is presented for Mr. Jack I. Salzberg.

-------------------------------------------------------------------------------------------------------------
                               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                      AND FISCAL YEAR END OPTION VALUES

-------------------------------------------------------------------------------------------------------------

                                                                                         VALUE OF UNEXERCISED
                                                                                             IN-THE-MONEY
                                                                  NUMBER OF UNEXERCISED   OPTIONS AT FY-END
                                                        VALUE     OPTIONS AT FY-END (#)          ($)
                                    SHARES ACQUIRED   REALIZED        EXERCISABLE/           EXERCISABLE/
               NAME                 ON EXERCISE (#)      ($)          UNEXERCISABLE         UNEXERCISABLE
-------------------------------------------------------------------------------------------------------------
Jack I. Salzberg..................       400,000        200,000        450,000/-0-           225,000/-0-
-------------------------------------------------------------------------------------------------------------

    EMPLOYMENT AGREEMENT

    In April, 1999, the Company entered into a three year employment agreement with Jeffrey A. Stern pursuant to which Mr. Stern will serve as President and Chief Executive Officer of the Company. Mr. Stern will receive an initial salary of $225,000 per annum. Additionally, Mr. Stern will be subject to a bonus arrangement on the following basis: Using fiscal year 1999 final profit before interest and taxes (ebt) of the JSA Group, the operating subsidiaries of the Company, any increase thereof (exclusive of the Internet business) in the year 1999 will be subject to a 15% cash bonus. Mr. Stern will be eligible to receive a similar bonus based on the Internet business with fiscal year 2000 as the base year.

However at Mr. Stern's discretion, he will be able to use the cash bonus to acquire shares of common stock of the Company at a 40% discount from the prevailing market price. Market price will be arrived at by determining the average price for the previous 30 days. This escalated bonus and the base earnings will be calculated for a minimum of three years in accordance with Mr. Stern's employment contract.

    Mr. Stern also received options to purchase an aggregate of 2,000,000 shares subject to the following vesting provisions. 666,666 shares are subject to vesting at an exercise price of $3.50 per share on first anniversary from the date of his Employment Agreement. 666,666 shares are subject to vesting at an exercise price of $4.50 per share on the second anniversary from the date of his Employment Agreement and 666,667 shares are subject to vesting at an exercise price of $6.50 per share on the third anniversary from the date of his Employment Agreement.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    During the year ended March 31, 1999, one meeting of the Board of Directors was held; corporate actions were also conducted by unanimous written consent of the Board of Directors.

DIRECTOR COMPENSATION

    Directors, do not receive compensation for services provided as a director or for participation on any committee of the Board of Directors. All directors are reimbursed for their out-of-pocket expenses in serving on the Board of Directors or any committee thereof.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

    Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. In addition, our bylaws require us to indemnify our directors and officers, and allow us to indemnify our other employees and agents, to the fullest extent permitted by law. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as of the date of August 31, 1999 with respect to the beneficial ownership of our common stock of each of our directors, each of our executive officers and all of our executive officers and directors as a group and the percentage of our common stock so owned. We are not aware of any other beneficial owner of more than 5% of the outstanding shares of common stock.

    As used in this section, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Exchange Act as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose of or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, subject to community property laws where applicable. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated. The address of those individuals for which an address is not otherwise indicated is: 11111 Santa Monica Boulevard, Suite 210, Los Angeles, California 90025.

                                                                      BENEFICIAL OWNERSHIP
                                                                     -----------------------
                                                                     NUMBER OF   PERCENTAGE
                                                                       SHARES     OF TOTAL
                                                                     ----------  -----------
DIRECTORS AND OFFICERS

Jeffrey A. Stern...................................................   2,540,006(1)      16.85%

Marc Strausberg....................................................       7,000       *

Felix Telado.......................................................      25,000       *

Marcelino Miyares..................................................     192,400        1.28%

Barry Freilicher...................................................     269,469        1.79%

All Directors and Executive Officers (5 persons)...................   3,001,875       19.82%

5% OR MORE BENEFICIAL OWNERSHIP

Jack I. Salzberg

  120 S. Palm Drive, #402
    Beverly Hills, CA 90212........................................   2,070,000(2)      13.34%

------------------------

*   Less than 1%.

(1) Does not include 2,000,000 shares issuable upon the exercise of the options granted by the Company to Mr. Stern.

(2) Consists of 1,620,000 shares held as trustees of the Jack I. Salzberg and Anna S. Salzberg Family Trust and 450,000 shares issuable upon the exercise of warrants.

                              CERTAIN TRANSACTIONS

    During 1999 and 1998, our subsidiary paid management and consulting fees to the minority shareholder of JSA Communications, LLC totaling $130,128 and $124,128.

    Pursuant to that certain Agreement and Plan of Merger dated as of April 12, 1999 between the US and JSA Acquisition Corporation, a wholly owned subsidiary of the Company, on the one hand; and Jeffrey A Stern and Associates, Inc. or JSA and the shareholders of JSA, on the other hand, on

April 12, 1999, the Company acquired all of the outstanding capital stock of JSA, in consideration of the issuance to the JSA shareholders of an aggregate of 3,046,875 shares of the Company's common stock, of which Jeffrey A. Stern received 2,540,006 shares. The Company also entered into an employment agreement with Stern. During the year ended March 31, 1999, the Company liquidated the notes payable--related parties, which were unsecured and due on demand and totaled $305,000, through the issuance of the Company's common stock (treasury stock).

    During the year ended March 31, 1998, the board of directors of the Company approved a bonus in the amount of $300,000 to Jack I. Salzberg, the then Chairman of the Board, President and Chief Executive Officer of the Company, payable at such time as funds became available and would not be detrimental to the financial position of the Company. On April 30, 1998, the board of directors of the Company approved and issued 240,000 shares of its treasury stock, valued at 1.25 per share, to convert the accrued officer-stockholder compensation obligation of $300,000. Salzberg resigned as President and Chief Executive Officer of the Company in April, 1999.

    In August 1999, pursuant to a Settlement Agreement, Jack I. Salzberg resigned as Chairman of the Board of the Company. Payments due Salzberg under the Settlement Agreement totalled $114,400 and his Employment Agreement with the Company was terminated. Pursuant to the terms of the Settlement Agreement, the Company agreed to include the common stock held by Salzberg and the shares of common stock issuable upon exercise of his stock options in the registration statement covering the resale of the common stock upon the conversion of the Series B Convertible Preferred Stock.

                           DESCRIPTION OF SECURITIES

GENERAL

    Our authorized capital stock consists of (i) 20,000,000 shares of common stock, par value $.10 per share and (ii) 10,000,000 shares of preferred stock, par value $1.00 per share, which preferred stock may be issued with such rights, designations and privileges (including redemption and voting rights) as our board of directors may from time to time determine.

    The following summary descriptions are qualified in their entirety by reference to our Certificate of Incorporation.

COMMON STOCK

    We are authorized to issue 20,000,000 shares of $.10 par value common stock. As of August 31, 1999, 15,145,967 shares of common stock were issued and 15,068,458 shares were outstanding. All shares have equal voting rights. Voting rights are not cumulative, and, therefore, the holders of more than 50% of the common stock could, if they chose to do so, elect all of the directors.

    Holders of common stock are entitled to share equally in dividends when, as and if declared by our board of directors, out of funds legally available therefor. We have not paid any cash dividends on our Common Stock, and it is unlikely that any such dividends will be declared in the foreseeable future.

PREFERRED STOCK

    Our Certificate of Incorporation, as amended, authorizes our board of directors to issue 10,000,000 shares of preferred stock, $1.00 par value. The preferred stock may be issued in series from time to time with such designation, rights, preferences and limitations as our board of directors may determine by resolution. The rights, preferences and limitations of separate series of preferred stock may differ with respect to such matters as may be determined by our board of directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, conversion rights (if any), and voting rights. The potential exists, therefore, that preferred stock might be issued which would grant dividend preferences and liquidation preferences to preferred shareholders. Unless the nature of a particular transaction and applicable statutes require such approval, our board of directors has the authority to issue these shares without shareholder approval. The issuance of preferred stock may have the affect of delaying or preventing a change in control of Numex without any further action by shareholders.

SERIES B CONVERTIBLE PREFERRED STOCK

    Of our 10,000,000 shares of authorized preferred stock, 200,000 shares are designated as Series B Convertible Preferred Stock. Holders of our Series B preferred shares will receive, when as and if declared by the board of directors, a cumulative dividend of $1.25 share per annum payable semi-annually in cash, although there is no obligation on the part of the board of directors to declare a dividend. In the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs, the holders of the Series B Convertible Preferred Stock are entitled to receive out of our assets available for distribution to our stockholders, before any payment or distribution shall be made on the common stock, an amount per share equal to $25.00 per share. The holders of Series B Convertible Preferred Stock will have no voting rights except that any change to the rights, preference and privilege thereof will require the approval of 2/3 in liquidation amount of the holders.

    Each share of the Series B Convertible Preferred Stock may be converted at any time into 16.667 shares of our common stock reflecting an initial conversion ratio. The conversion ratio will be subject to adjustment in the event of a stock split of, stock dividend on, or a subdivision, combination or recapitalization of our common stock. The Series B preferred shares will be subject to mandatory conversion on the effective date of the Registration Statement covering the resale of the common stock. See--"Registration Rights."

REGISTRATION RIGHTS

    We have agreed to file a registration statement under the Securities Act covering all of the shares of common stock issuable upon the conversion of the Series B Convertible Preferred Stock. Pursuant to a Settlement Agreement, dated August 16, 1999, by and between Numex and Jeffrey A. Stern, on the one hand, and Jack I. Salzberg and Isaac S. Salzberg, on the other hand, we have also agreed to include the shares of common stock held by Jack Salzberg individually or in his capacity as trustee, the shares of common stock issuable upon the exercise of his stock options and common stock held by certain of our stockholders in such registration statement. We have filed a registration statement, of which this prospectus constitutes a part of, under the Securities Act with respect to the common stock underlying the Series B Convertible Preferred Stock and Jack Salzberg's common stock and the common stock underlying his stock options. We will use our best efforts to cause the registration statement to become effective as soon as practicable. The registration statement covering the resale of the common stock offered hereby will be maintained effective until all the common stock underlying the Series B Convertible Preferred Stock have been sold, or all the common stock underlying the Series B Convertible Preferred Stock may be sold under Rule 144 without regard to volume limitations. We will pay all registration expenses incurred in connection with the registration of the securities. In addition, we will comply with all necessary state securities laws so as to permit the sale by the investors of the securities.

TRANSFER AGENT

    U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, California 91204-2991, serves as Transfer Agent for our common stock.

                              PLAN OF DISTRIBUTION

    The sale or distribution of the common stock may be effected directly to purchasers by the selling securityholders or by pledgees, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on any stock exchange or in the over-the-counter market, (ii) in transactions otherwise than on any stock exchange or in the over-the-counter market, or (iii) through the writing of options (whether such options are listed on an options exchange or otherwise) on, or settlement of short sales, of the common stock. The common stock may also be sold pursuant to Rule 144. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling securityholder or by agreement between the selling securityholder and underwriters, brokers, dealers or agents, or purchasers. If the selling securityholders effect such transactions by selling the common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

    The selling securityholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of the common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

    Under the securities laws of certain states, the common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be sold unless the common stock have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

    We will pay all the expenses incident to the registration, offering and sale of the common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling securityholders and their controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of this offering to be borne by us will be approximately $35,000. We will not receive any proceeds from the sale of any of the common stock by the selling securityholders.

                            SELLING SECURITYHOLDERS

    The following table sets forth certain information regarding beneficial ownership of common stock of each selling securityholder and as adjusted to give effect to the sale of the common stock offered hereby. Information concerning the selling securityholders may change from time to time; any changes of which we are advised will be set forth in a prospectus supplement to the extent required.

                                                      BEFORE OFFERING                           AFTER OFFERING
                                                    -------------------  NUMBER OF SHARES OF  -------------------
                                                    NUMBER OF SHARES OF  COMMON STOCK BEING   NUMBER OF SHARES OF
NAME OF BENEFICIAL OWNER                              COMMON STOCK(1)          OFFERED           COMMON STOCK
--------------------------------------------------  -------------------  -------------------  -------------------
L. Dianne Alexander...............................           30,000               30,000              -0-
Gerald Bagg.......................................          100,000              100,000              -0-
Ray L. Bell.......................................           55,001               55,001              -0-
Thomas Berna......................................           33,334               33,334              -0-
Michael J. Callahan...............................          250,000              250,000              -0-
Robin Lee Callahan................................          200,004              200,004              -0-
Robert H. Cancro..................................           33,334               33,334              -0-
Michael Crawford..................................           23,333               23,333              -0-
David Duquette....................................           33,334               33,334              -0-
Edward Epstein, D.D.S. (P. Plan)..................           33,334               33,334              -0-
Fayrock Inv. LTD..................................           33,334               33,334              -0-
Frank M. Forman...................................           80,001               80,001              -0-
Neal A. Forman....................................          250,005              250,005              -0-
Alan Goldstein....................................           10,000               10,000              -0-
Meir Hayon........................................           33,334               33,334              -0-
Gregory P. Kusnick................................           33,334               33,334              -0-
Douglas Lennard...................................          125,000              125,000              -0-
Greg Lowney.......................................           33,334               33,334              -0-
Magiworth International LTD.......................           60,001               60,001              -0-
MCG Finance Corporation...........................          200,004              200,004              -0-
Donald J. Merlino.................................           33,334               33,334              -0-
Mid America Capital Corp..........................           31,250               31,250              -0-
George E. Mohler..................................           33,334               33,334              -0-
National Securities Corp. C/F William A. Scwartz
  IRA.............................................           33,334               33,334              -0-
Jerry Y. Oren.....................................           33,334               33,334              -0-
Christopher Phillips..............................           66,668               66,668              -0-
James Polack......................................           33,334               33,334              -0-
Bruce S. Potash...................................           33,334               33,334              -0-
Peter Rettman.....................................          133,336              133,336              -0-
Pickney K. Ridley.................................           55,001               55,001              -0-
Diane Rosencrantz.................................           33,334               33,334              -0-
Jack I. Salzberg & Anna S. Salzberg Family Trust
  (2).............................................        2,070,000            2,070,000              -0-
Joseph Schames....................................          200,004              200,004              -0-
Nichola A. St. Laurent............................          100,002              100,002              -0-
Jack J. Spitzer...................................           33,334               33,334              -0-
Robert B. Spitzer.................................           33,334               33,334              -0-
Gregory T. Stern..................................           20,000               20,000              -0-
Jeffrey A. Stern (3)..............................        2,540,006              400,000            2,140,006
Stonepine Holdings Ltd............................           20,000               20,000              -0-
Wolfgang Struss...................................           66,668               66,668              -0-
Dr. Andrew Willner................................           33,334               33,334              -0-
                                                        -----------          -----------          -----------
                                                          7,286,296            5,146,290            2,140,006

------------------------

(1) The Series B Convertible Preferred Stock will be subject to mandatory conversion on the effective date of the Registration Statement covering the resale of the common stock offered hereby.

(2) Mr. Jack Salzberg resigned as President and CEO of Numex on April 12, 1999 and as Chairman of Numex in August 1999.

(3) Mr. Jeffrey Stern is the President, Chief Executive Officer and a director of Numex.

                        SHARES ELIGIBLE FOR FUTURE SALE

    The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering, or the perception that such sales could occur. Such sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. After this offering, 18,018,507 shares of common stock (which include 2,400,040 shares issuable upon conversion of the Series B Convertible Preferred Stock and 550,000 shares of common stock issuable upon exercise of currently exercisable stock options) will be outstanding, and 77,509 shares will be held as treasury stock. Of the 18,018,507 outstanding shares, the 5,146,290 shares being offered hereby will be freely tradable. This leaves 12,872,217 shares eligible for sale in the public market as follows:

Number of Shares  Date
----------------  ---------------------------------------------------------
9,852,790         After the date of this prospectus
3,019,427         At various times after the date of this prospectus
                    (Rule 144)

    In general, under Rules 144, as currently in effect, an affiliate of Numex or a person (or persons whose shares are required to be aggregated) who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of
(1) 1% of the then outstanding shares of common stock (approximately 1,801,851 shares immediately after this offering) or (2) the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from one of our affiliates, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

                                 LEGAL MATTERS

    The validity of the shares of our common stock offered hereby will be passed upon for Numex by Loeb & Loeb LLP, Los Angeles, California.

                                    EXPERTS

    The financial statements of Numex at March 31, 1999 and for the year ended March 31, 1999 and the financial statements of Jeffrey A. Stern & Associates, Inc. and subsidiary as of March 31, 1999 and for each of the years in the two-year period ended March 31, 1999, have been included in this registration statement in reliance upon the report of BDO Seidman, LLP, independent certified public accountants appearing therein and elsewhere in the registration statement, upon the authority of said firm as experts in accounting and auditing.

    The financial statements of Numex Corporation as of March 31, 1998 and for the year ended March 31, 1998 have been included therein and in the registration statement in reliance upon the report of Stonefield Josephson, Inc., independent certified public accountants, appearing therein and elsewhere in the registration statement upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    We have filed with the Commission, a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, omits certain of the information set forth in the registration statement in accordance with the rules and regulations of the Commission. For further information with respect to Numex and the common stock offered hereby, reference is made to such registration statement and such exhibits filed as a part thereof. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. The registration statement and exhibits can be inspected and copied at the public reference section at the Commission's principal office, 450 5th Street, N.W., Judiciary Plaza, Washington, D.C. 20549, the Commission's Regional Offices located at the Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048 and through the Commission's Web site (http://www.sec.gov). Copies may be obtained from the Commission's principal office upon payment of the fees prescribed by the Commission.

                 CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

    Effective April 15, 1999, Numex dismissed Stonefield Josephson, Inc., Santa Monica, California, as its independent accountants, and engaged BDO Seidman LLP as Numex's new independent accountants. The dismissal of Stonefield and the retention of Seidman were approved by Numex's Board of Directors.

    Prior to the engagement of Seidman, neither Numex nor anyone of its behalf consulted with such firm regarding the application of accounting principles to a specified transaction, either completed or uncompleted, or type of audit opinion that might by rendered on Numex's financial statements.

    Stonefield audited Numex's financial statements for the year ended
March 31, 1998. Stonefield's report for such period did not contain an adverse opinion or a disclaimer of opinion, nor was the report qualified or modified as to uncertainty, audit scope or accounting principles except as to Numex's ability to continue as a going concern.

    During the period from April 1, 1998 to April 15, 1999 and the year ended March 31, 1998, there were no disagreements with Stonefield on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure, which disagreements, if not resolved to the satisfaction of Stonefield, would have caused such firm to make reference to the subject matter of the disagreements in connection with its reports on Numex's financial statements. In addition, there were no such events as described under Item(a)(1)(IV)(B) of Regulation S-B during the fiscal year ended March 31, 1998 and the subsequent interim periods through April 15, 1999.

    Numex has provided Stonefield with a copy of the disclosures contained herein, and has requested that it furnish Numex with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by Numex in response to Item 304(a) regarding its involvement with Numex as independent accountants and, if not, stating the respects in which it does not agree. A copy of Stonefield's letter is attached as an exhibit to this registration statement.

                               NUMEX CORPORATION
                         INDEX TO FINANCIAL STATEMENTS
               JEFFREY A. STERN & ASSOCIATES, INC. AND SUBSIDIARY
                   AUDITED CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE YEARS ENDED MARCH 31, 1999 AND 1998

Report of Independent Certified Public Accountant....................................        F-2
Consolidated Financial Statements
  Balance Sheet......................................................................        F-3
  Statements of Operations...........................................................        F-4
  Statements of Stockholders' Deficit................................................        F-5
  Statements of Cash Flows...........................................................        F-6
Notes to Consolidated Financial Statements...........................................        F-7

                               NUMEX CORPORATION

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

                 FINANCIAL STATEMENTS AS OF MARCH 31, 1999 AND
                     AND FOR THE YEAR ENDED MARCH 31, 1999

Unaudited Pro Forma Condensed Consolidated Financial Information.....................       F-14
Unaudited Pro Forma Condensed Consolidated Statement of Operations...................       F-15
Notes to Unaudited Condensed Consolidated Statement of Operations....................       F-16

                        NUMEX CORPORATION AND SUBSIDIARY
                   AUDITED CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE YEARS ENDED MARCH 31, 1999 AND 1998

Report of Independent Certified Public Accountant....................................       F-20
Consolidated Financial Statements
  Balance Sheet......................................................................       F-22
  Statements of Operations...........................................................       F-23
  Statements of Stockholders' Equity.................................................       F-24
  Statements of Cash Flows...........................................................       F-25
Notes to Consolidated Financial Statements...........................................       F-26

                        NUMEX CORPORATION AND SUBSIDIARY
             UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
   AS OF JUNE 30, 1999 AND FOR THE THREE MONTHS ENDED JUNE 30, 1999 AND 1998

Consolidated Financial Statements
  Balance Sheet......................................................................       F-34
  Statements of Operations...........................................................       F-35
  Statements of Cash Flows...........................................................       F-36
Notes to Consolidated Condensed Financial Statements.................................       F-37

                     REPORT OF CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
Jeffrey A. Stern & Associates, Inc. and Subsidiary
Santa Monica, California

    We have audited the accompanying consolidated balance sheet of Jeffrey A. Stern & Associates and Subsidiary as of March 31, 1999 and the related consolidated statements of operations, stockholders' deficit and cash flows for the years ended March 31, 1999 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in these financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jeffrey A. Stern & Associates and Subsidiary as of March 31, 1999 and the results of their operations and cash flows for each of the years ended March 31, 1999 and 1998, in conformity with generally accepted accounting principles.

    The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring operating losses and, at March 31, 1999, had negative working capital and a stockholder's deficit. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ BDO Seidman, LLP

Los Angeles, CA
May 25, 1999

               JEFFREY A. STERN & ASSOCIATES, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                                                                                      MARCH 31,
                                                                                                         1999
                                                                                                     -------------
ASSETS (Note 5)

CURRENT ASSETS
  Cash.............................................................................................  $      85,086
  Accounts receivable, net of allowance for doubtful accounts of $120,480..........................        422,980
  Capitalized production costs.....................................................................        114,828
  Employee advances................................................................................         21,719
                                                                                                     -------------
Total current assets...............................................................................        644,613

PROPERTY AND EQUIPMENT, net of accumulated depreciation and amortization of $165,716 (Notes 2 and
  3)...............................................................................................         90,962

OTHER ASSETS.......................................................................................          8,683
                                                                                                     -------------
                                                                                                     $     744,258
                                                                                                     =============

LIABILITIES AND SHAREHOLDER'S DEFICIT

CURRENT LIABILITIES
  Accounts payable and accrued expenses............................................................  $     798,669
  Advances on bank line-of-credit (Notes 5 and 8)..................................................      1,800,000
  Deferred revenues................................................................................        755,897
  Current portion of capital lease obligations (Note 3)............................................         11,031
  Current portion of note payable (Note 4).........................................................        236,250
                                                                                                     -------------
Total current liabilities                                                                                3,601,847

LONG-TERM PORTION OF BANK LINE-OF-CREDIT (Notes 5 and 8)...........................................        939,594

NOTE PAYABLE, net of current portion (Note 4)......................................................         36,903

CAPITAL LEASE OBLIGATIONS, net of current portion (Note 3).........................................         10,839
                                                                                                     -------------
Total liabilities..................................................................................      4,589,183
                                                                                                     -------------

MINORITY INTEREST..................................................................................        201,589

COMMITMENTS AND CONTINGENCIES (Note 5 and 7)

SHAREHOLDER'S DEFICIT
  Common stock, no par value, 10,000 shares authorized; 1,000 shares issued and outstanding........          1,500
  Accumulated deficit..............................................................................     (4,048,014)
                                                                                                     -------------
Total shareholder's deficit........................................................................     (4,046,514)
                                                                                                     -------------
                                                                                                     $     744,258
                                                                                                     =============

          See accompanying notes to consolidated financial statements.

               JEFFREY A. STERN & ASSOCIATES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                           FOR THE YEARS ENDED
                                                                                                MARCH 31,
                                                                                        --------------------------
                                                                                            1999          1998
                                                                                        ------------  ------------
REVENUES..............................................................................  $  5,587,291  $  5,546,315

COST OF REVENUES......................................................................     3,322,767     3,858,002
                                                                                        ------------  ------------

GROSS PROFIT..........................................................................     2,264,524     1,688,313

OPERATING EXPENSES....................................................................     2,283,881     1,919,179
                                                                                        ------------  ------------

OPERATING LOSS........................................................................       (19,357)     (230,866)
                                                                                        ------------  ------------

OTHER INCOME (EXPENSE)
  Gain on dispositions of property and equipment......................................            --        96,904
  Interest expense, net...............................................................      (336,623)     (328,674)
                                                                                        ------------  ------------

Total other expense...................................................................      (336,623)     (231,770)
                                                                                        ------------  ------------

LOSS BEFORE MINORITY INTEREST.........................................................      (355,980)     (462,636)

MINORITY INTEREST IN INCOME OF CONSOLIDATED SUBSIDIARY................................       (83,810)      (45,556)
                                                                                        ------------  ------------

NET LOSS..............................................................................  $   (439,790) $   (508,192)
                                                                                        ============  ============

          See accompanying notes to consolidated financial statements.

               JEFFREY A. STERN & ASSOCIATES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S DEFICIT

                    FOR YEARS ENDED MARCH 31, 1998 AND 1999

                                                                        COMMON STOCK
                                                                   ----------------------   ACCUMULATED
                                                                     SHARES      AMOUNT       DEFICIT         TOTAL
                                                                   -----------  ---------  -------------  -------------
BALANCE, April 1, 1997...........................................       1,000   $   1,500  $  (3,100,032) $  (3,098,532)

NET LOSS.........................................................          --          --       (508,192)      (508,192)
                                                                    ---------   ---------  -------------  -------------

BALANCE, March 31, 1998..........................................       1,000       1,500     (3,608,224)    (3,606,724)

NET LOSS.........................................................          --          --       (439,790)      (439,790)
                                                                    ---------   ---------  -------------  -------------

BALANCE, March 31, 1999..........................................       1,000   $   1,500  $  (4,048,014) $  (4,046,514)
                                                                    =========   =========  =============  =============

          See accompanying notes to consolidated financial statements.

               JEFFREY A. STERN & ASSOCIATES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                            FOR THE YEARS ENDED
                                                                                                 MARCH 31,
                                                                                          ------------------------
                                                                                             1999         1998
                                                                                          -----------  -----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..............................................................................  $  (439,790) $  (508,192)
  Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
    Depreciation and amortization.......................................................       49,788       47,015
    Minority interest in net income of subsidiary.......................................       83,810       45,559
    Gain on sale of assets..............................................................           --      (96,904)
    Loss on retirement of fixed assets..................................................           --       74,002
    Write off of debt issued to employees...............................................           --       (6,501)
    Write off of prepaid selling commissions............................................       94,932           --
    Allowance for uncollectible receivables.............................................       66,841        3,039
  Changes in operating assets and liabilities:
    Accounts receivable.................................................................       72,084     (239,352)
    Other liabilities...................................................................      (13,502)      13,502
    Prepaid expenses....................................................................           --      (29,989)
    Capitalized production costs........................................................      106,817     (221,646)
    Accounts payable and accrued expenses...............................................      206,327     (178,674)
    Deferred revenues...................................................................      (81,014)     559,396
    Deposits............................................................................           --       10,600
                                                                                          -----------  -----------
Net cash provided by (used in) operating activities.....................................      146,293     (528,145)
                                                                                          -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Debt issued to employees..............................................................      (15,217)          --
  Purchase of equipment.................................................................       (6,729)          --
                                                                                          -----------  -----------
Net cash used in investing activities...................................................      (21,946)          --
                                                                                          -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Increase (decrease) in bank overdraft.................................................      (54,463)      54,463
  Proceeds from bank line of credit.....................................................           --      199,179
  Debt received from (paid to) officers.................................................       80,003      (33,024)
  Proceeds (repayment) on note payable..................................................      (32,500)     305,653
  Payments for obligations under capital leases.........................................      (17,051)     (31,980)
  Distributions to minority shareholder.................................................      (15,250)     (42,000)
                                                                                          -----------  -----------
Net cash provided by (used in) financing activities.....................................      (39,261)     452,291
                                                                                          -----------  -----------
NET INCREASE (DECREASE) IN CASH.........................................................       85,086      (75,854)
CASH, beginning of year.................................................................           --       75,854
                                                                                          -----------  -----------
CASH, end of year.......................................................................  $    85,086  $        --
                                                                                          ===========  ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION
  Cash paid during the year for the following:
    Interest............................................................................  $   255,393  $   288,722
                                                                                          ===========  ===========

          See accompanying notes to consolidated financial statements.

               JEFFREY A. STERN & ASSOCIATES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION AND NATURE OF BUSINESS

    Jeffrey A. Stern & Associates, Inc., ("JSA"), a California corporation incorporated in January 1990, and its majority-owned subsidiary, JSA Communications, LLC ("LLC" and collectively the "Company") provide distributing and publishing services to various commercial customers throughout the United States. In addition, the Company is engaged in publishing, circulating and selling advertisements in its own print publications. On April 9, 1999, the Company issued 106.09 shares of common stock to acquire all the minority interest shares of common stock of LLC (see Note 8). On April 12, 1999, Numex Corporation acquired all the outstanding capital stock of the Company (see
Note 8).

    GOING CONCERN UNCERTAINTY

    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the financial statements do not purport to represent realizable or settlement values. However, the Company has suffered recurring operating losses and has a working capital and stockholders deficit that impair its ability to obtain additional financing. These factors raise substantial doubt about the Company's ability to continue as a going concern.

    The Company intends to manage short-term liquidity concerns through its renegotiation of the notes payable and line-of-credit terms. The Company believes additional funding from Numex (see Note 8) and the modified financing arrangement will provide the necessary funding and improve working capital needed to operate the Company and enter into new business which management believes will significantly improve the Company's operating results. There can be no assurance, however that the additional financing and the new business will result in higher operating cash flows.

    In addition, the Company is continuing its efforts to secure working capital for operations, expansion and possible acquisitions, mergers, joint ventures, and/or other business combinations. However, there can be no assurance that the Company will be able to secure additional capital, or that if such capital is available, whether the terms or conditions would be acceptable to the Company.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of JSA and its majority-owned subsidiary, JSA Communications, LLC. All significant intercompany accounts and transactions have been eliminated in consolidation. The minority interest in subsidiary in the accompanying consolidated balance sheets represents the minority shareholder's equity in JSA Communications, LLC. On April 9, 1999, the Company issued 106.09 shares of its common stock to acquire all the minority interest shares of common stock (see Note 8).

    REVENUE RECOGNITION

    Revenue from publishing services is recognized when the printed publications are shipped to the customers. Revenue from advertisements is recognized when the publication is distributed to the general public.

               JEFFREY A. STERN & ASSOCIATES, INC. AND SUBSIDIARY

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    ACCOUNTING ESTIMATES

    The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results may differ from these estimates.

    PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Depreciation and amortization have been provided over the estimated useful lives of the assets using the straight-line method. Major renewals and betterments are capitalized. Maintenance, minor renewals and repairs are charged to expense when incurred.

    LONG-LIVED ASSETS

    Long-lived assets, such as property and equipment, are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When any such impairment exists, the related assets will be written down to fair value.

    CONCENTRATIONS OF CREDIT AND BUSINESS RISK

    The Company's receivables are unsecured and are generally due upon receipt. For the year ended March 31, 1999, the Company had two customers which accounted for 46% of the Company's consolidated revenues. For the year ended March 31, 1998, the Company had two customers which accounted for 36% of the Company's consolidated revenues.

    The Company has exposure to credit risk to the extent that its cash and cash equivalents exceed amounts covered by federal deposit insurance. The Company believes that its credit risk is not significant.

    The Company's customer contracts are subject to performance audits. In the event that the customer believes the Company did not perform under the terms of the contracts, the Company may be at risk to collect its customer receivables or be required to refund payments back to the customer.

    COMPUTATION OF EARNINGS PER SHARES

    For the year ended March 31, 1998, the Company adopted Statements of Financial Accounting Standards ("SFAS") No. 128, which requires the presentation of basic and dilutive earnings per share, which replaces primary and fully diluted earnings per share. Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Dilutive net loss per share is computed using the weighted average number of common shares outstanding during the period, plus the dilutive effect of potential common stock. The Company has no potential common stock outstanding as of March 31, 1999 and 1998.

               JEFFREY A. STERN & ASSOCIATES, INC. AND SUBSIDIARY

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INCOME TAXES

    The Company has elected S corporation status for federal and California income tax purposes. As a result of this election the tax attributes of the Company pass through to its shareholder and the Company does not record a provision for federal income taxes. California has partially conformed to the federal provisions recognizing S corporations as pass through entities, however, California still imposes a 1 1/2% tax at the corporate level.

    The provision for state income taxes is based upon reported earnings before income taxes at the applicable state tax rate under the asset and liability approach. Deferred income taxes are recognized for income and expense items that are reported for financial reporting purposes in different years than for income tax reporting purposes at the applicable state tax rate. Deferred tax assets and related valuation reserves and deferred tax liabilities were not material as of March 31, 1999 and 1998.

    STATEMENTS OF CASH FLOWS

    For purposes of the statements of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of financial instruments, including cash, accounts receivable and accounts payable approximate fair value due to their short maturities. The carrying amounts of the line-of-credit and capital lease obligations approximate fair value because the interest rates on these instruments approximate the rate at which the Company could borrow at March 31, 1999.

    RECLASSIFICATIONS

    Certain reclassifications have been made to prior year amounts to conform to current year consolidated financial statement presentation.

    RECENT ACCOUNTING PRONOUNCEMENT

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. As the Company does not currently engage in derivative or hedging activities there will be no impact to the Company's results of operations, financial position or cash flow upon the adoption of this standard.

    In October 1998, the FASB issued SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise (SFAS No. 134), which establishes standards for certain activities of mortgage banking enterprises. SFAS No. 134 is effective for fiscal years beginning after December 15, 1998. The adoption of SFAS No. 134 will not have an impact on the Company's results of operations, financial position or cash flows.

               JEFFREY A. STERN & ASSOCIATES, INC. AND SUBSIDIARY

2. PROPERTY AND EQUIPMENT

    Property and equipment consist of:

                                                                                    USEFUL
                                                                         1999        LIVES
                                                                      ----------  -----------
Furniture and office equipment......................................  $   78,027   5-7 Years
Computer equipment..................................................     144,072   2-3 Years
Vehicle.............................................................      34,579   3-5 Years
                                                                      ----------
                                                                         256,678
Less: Accumulated depreciation and amortization.....................     165,716
                                                                      ----------
                                                                      $   90,962
                                                                      ==========

    Included in equipment is $23,280 of equipment under capital lease and related accumulated amortization of $14,384.

3. CAPITAL LEASE OBLIGATIONS

    The Company leases certain equipment under capital leases. The following is a schedule of future minimum lease payments required under the capital leases, together with the present value of future minimum payments.

YEAR ENDING MARCH 31,                                                                 AMOUNT
-----------------------------------------------------------------------------------  ---------
      2000.........................................................................  $  14,965
      2001.........................................................................     10,018
                                                                                     ---------
                                                                                        24,983
Less: Amount representing interest.................................................      3,113
                                                                                     ---------
Present value of minimum lease payments............................................     21,870
Less: Current portion..............................................................     11,031
                                                                                     ---------
Long-term portion..................................................................  $  10,839
                                                                                     =========

4. NOTE PAYABLE

    On November 1, 1997, the Company entered into a promissory note payable arrangement with a vendor for an original principal amount of $351,903. The note is unsecured, and calls for an interest rate of 10% (per annum) for all payments 10 days overdue. Any remaining unpaid principal balance as of May 1, 1999 and thereafter, will bear an interest rate of 6% per annum. The Lender waived its right (as defined in the agreement) to accelerate the note repayment caused by the change in the Company ownership. The Company reached an agreement with the vendor which amended the original terms of this agreement. The amended agreement requires repayment of the $64,250 past due as follows: $25,000 on April 15, 1999, $39,250 on May 15, 1999, thereafter quarterly calendar payments of $30,000 on June 30, 1999, $46,000 on September 30, 1999 and $48,000 on December 31, 1999
through maturity. The balance outstanding at March 31, 1999 was $273,153.

               JEFFREY A. STERN & ASSOCIATES, INC. AND SUBSIDIARY

4. NOTE PAYABLE (CONTINUED)
    Minimum future payments under the note payable are as follows:

MARCH 31,                                                                   AMOUNT
------------------------------------------------------------------------  ----------
  2000..................................................................  $  236,250
  2001..................................................................      36,903
                                                                          ----------
                                                                          $  273,153
                                                                          ==========

5. ADVANCES UNDER BANK LINE-OF-CREDIT

    The Company has an available line-of-credit with a bank for borrowings up to $2,790,000. The credit agreement requires reductions in available borrowings throughout the term of the agreement, which expires October 1, 1999. The line-of-credit bears interest at the bank's prime rate (7.75% at March 31, 1999) plus 1%, secured by substantially all assets of the Company. Additionally, the Company's shareholder has personally guaranteed $500,000 under this line-of-credit. Also, the Company agreed to pay the bank additional interest based on a minimum internal rate of return of 17.5%, up to a maximum of 25%, if the Company does not meet certain bank required financial covenants, beginning with the quarter ending March 31, 1998. The additional interest will no longer accrue when the Company has satisfied all financial covenants and is current with its interest payments. As of March 31, 1999, the Company was not in compliance with any of the financial covenants and had an outstanding loan balance of $2,739,594. See Note 8.

6. RELATED PARTY TRANSACTIONS

    During 1999 and 1998, the Company's subsidiary paid management and consulting fees to the minority shareholder of JSA Communications, LLC totaling $130,128 and $124,128.

7. COMMITMENTS AND CONTINGENCIES

    In June 1997, the Company entered into a lease for its offices that expire February 2000 and June 2001. The Company's noncancelable future minimum lease commitments at March 31, 1999 are as follows:

YEAR ENDING MARCH 31,                                                       AMOUNT
-------------------------------------------------------------------------  ---------
      2000...............................................................  $  80,446
      2001...............................................................      4,750
                                                                           ---------
                                                                           $  85,196
                                                                           =========

    Rental and storage expense, including charges for operating expenses, was $87,174 and $116,601 for the years ended May 31, 1999 and 1998.

    The Company is subject to various lawsuits and claims arising out of the normal course of its business. In the opinion of management, the ultimate liability to the Company as a result of any legal proceedings will not materially effect the financial position of the Company.

               JEFFREY A. STERN & ASSOCIATES, INC. AND SUBSIDIARY

8. SUBSEQUENT EVENT

    On April 9, 1999, the Company issued 93.464 shares of no par value common stock, to certain employees as compensation. The total value of shares issued was $563,378.

    On April 9, 1999 the Company elected to dissolve and liquidate its subsidiary, JSA, LLC and transfer all of the assets and liabilities to the Company. Pursuant to the transaction, the Company issued 106.09 shares of the common stock to acquire the minority's interest in the subsidiary.

    On April 12, 1999, the Company merged with and into Numex Corporation ("Numex") under a plan of reorganization. The shareholders of the Company received 3,046,875 shares of Numex common stock (or approximately 26% of Numex's common stock on the effective date of the merger) in exchange for all of the issued and outstanding stock of the Company.

    Numex also completed a private placement of 144,000 shares of Series B Convertible Preferred stock. Concurrent with this placement and the above merger, the Company reached an agreement with the Lender (Note 5) to amend the line of credit. In accordance with the amendment, the Company paid $1,800,000 to refinance the outstanding balance of $2,739,594 to approxima,tely $939,000. The amendment requires calendar quarter principal payments beginning with the quarter ending June 30, 2002 through March 31, 2006 at the rate of 6.25% of the outstanding principal balance and 12.5% of the outstanding principal balance from March 31, 2004 through March 31, 2005. Interest is payable monthly and the interest rate is based on an adjusted LIBOR rate plus 3% or on the Prime rate plus 1% (as defined in the agreement).

                               NUMEX CORPORATION

                                    CONTENTS

Unaudited pro forma condensed consolidated financial information.....................       F-14

Unaudited pro forma condensed consolidated statement of operations...................       F-15

Notes to unaudited pro forma condensed consolidated statement of operations..........       F-16

                               NUMEX CORPORATION

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

    In April 1999, all of the outstanding common stock of Jeffrey A. Stern & Associates, Inc. ("JSA") was acquired by Numex Corporation ("Numex"). Listed below are the various events occurring within JSA and Numex in conjunction with this acquisition (all transactions referred to collectively as the "Merger Transaction"):

    (a) On April 9, 1999, JSA issued 93.464 shares of no par value common stock, to certain employees as compensation. Additionally, JSA elected to dissolve and liquidate its subsidiary, JSA, LLC, and transfer all of the assets and liabilities to JSA. Pursuant to the transaction, JSA issued
       106.09 shares of the common stock to acquire the minority's interest in this subsidiary.

    (b) On April 12, 1999, JSA merged with and into Numex under a plan of reorganization. In conjunction with the merger the former officers of JSA became officers of Numex. The shareholders of the Company received 3,046,875 shares of Numex common stock (or approximately 26% of Numex's common stock on the effective date of the merger).

        For accounting purposes, this transaction was accounted for as an acquisition of Numex by JSA (reverse acquisition). The shares held by the shareholders of Numex prior to the acquisition have been recognized as if they were issued in connection with the acquisition of Numex by Jsa.

    (c) Numex also completed a private placement of 144,000 shares of Series B Convertible Preferred stock. Concurrent with this placement and the above merger, the Company reached an agreement with its Lender to amend the line of credit. In accordance with the amendment, the Company paid $1,800,000 to finance the outstanding balance of $2,739,594 to approximately $939,000.

    The accompanying condensed consolidated financial statements illustrate the effect of the Merger Transaction ("Pro Forma") on Numex's results of operations. The pro forma condensed consolidated statement of operations for the year ended March 31, 1999 is based on the historical statements of JSA and Numex and assumes the merger Transaction took place on April 1, 1998.

    The pro forma condensed consolidated financial statements may not be indicative of the actual results of the merger and there can be no assurance that the foregoing results will be obtained, nor are they indicative of future operations.

    The accompanying pro forma condensed consolidated financial statements should be read in connection with the historical financial statements of Jeffrey A. Stern & Associates, Inc. and Numex Corporation.

                               NUMEX CORPORATION

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                                         JSA          NUMEX                           PRO FORMA
                                                      MARCH 31,     MARCH 31,        PRO FORMA      CONSOLIDATED
                                                         1999          1999         ADJUSTMENTS        AMOUNT
                                                     ------------  ------------  -----------------  -------------
Revenue............................................  $  5,587,291  $     15,970  $                  $   5,603,261
Cost of revenue....................................     3,322,767        11,258                         3,334,025
                                                     ------------  ------------  -------------      -------------
Gross profit.......................................     2,264,524         4,712                         2,269,236
Operating expenses.................................     2,283,881       453,899        539,657 (a)      3,365,016
                                                                                        87,579 (c)
                                                     ------------  ------------  -------------      -------------
Operating profit (loss)............................       (19,357)     (449,187)      (627,236)        (1,095,780)
Interest expense, net..............................      (336,623)      (10,555)       165,060 (e)       (182,118)
Miscellaneous income...............................            --         5,745                             5,745
Gain on sale.......................................            --        10,135                            10,135
Minority interest in subsidiary....................       (83,810)           --         83,810 (b)             --
Provision for income tax (expense).................            --          (800)                             (800)
                                                     ------------  ------------  -------------      -------------
Net loss...........................................      (439,790)     (444,662)      (378,366)        (1,262,818)
Cumulative preferred stock dividend................            --        31,123        180,000 (d)        211,123
Deemed dividend on cumulative Preferred Stock......                                  1,728,107 (f)      1,728,107
                                                     ------------  ------------  -------------      -------------
Net loss allocable to common shareholders..........      (439,790)     (475,785)    (2,286,473)        (3,202,048)
                                                     ============  ============  =============      =============
Basic and diluted loss per common share............                       (0.04)                             (.21)
                                                                   ============                     =============
Weighted average number of common shares
  outstanding used to calculate basic and diluted
  loss per common share............................                  11,123,351                        14,954,333
                                                                   ============                     =============

                  See Notes to Pro Forma Financial Statements.

                               NUMEX CORPORATION

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

PRO FORMA ADJUSTMENTS: INCOME STATEMENT

The adjustments to the pro forma condensed consolidated statement of operations are as follows:

(a) To reflect the expense incurred from the issuance of JSA common stock to employees as calculated below:

Number of JSA common stock shares issued to employees.......................     93.464
Multiplied by: number of Numex common stock shares issued for JSA common
  stock shares in relation to the reverse merger............................      2,538
                                                                              ---------
Total number of shares issued...............................................    237,212
Multiplied by: fair market value of Numex stock on date of issuance.........  $   2.375
                                                                              ---------
Fair market value of shares issued to employees.............................  $ 563,378
Less: Numex common stock par value ($0.10 per share)........................     23,721
                                                                              ---------
Additional paid-in-capital..................................................  $ 539,657
                                                                              =========

(b) To eliminate the minority interest in JSA, LLC, in conjunction with JSA's acquisition of such minority interest.

(c) To reflect goodwill amortization for one year:

Goodwill recognized from acquisition of JSA, LLC............................  $ 437,894
Divided by: amortization period (in years)..................................          5
                                                                              ---------
Amortization per year.......................................................  $  87,579
                                                                              =========

(d) To reflect annual dividend payment for preferred stock:

Outstanding shares of preferred stock.......................................    144,000
Multiplied by: annual dividend payment......................................  $    1.25
                                                                              ---------
Total annual dividend payment...............................................  $ 180,000
                                                                              =========

(e) To reflect the reduction of interest expense due to refinancing of bank line of credit:

Payment of outstanding balance..............................................  $1,800,000
Multiplied by: annual interest rate.........................................       9.17%
                                                                              ---------
Interest expense saved......................................................  $ 165,060
                                                                              =========

                               NUMEX CORPORATION

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (CONTINUED)

PRO FORMA ADJUSTMENTS: INCOME STATEMENT (CONTINUED)
(f) To reflect the deemed dividend in conjunction with the Private Placement:

FMV of Numex common stock on 3/10/99 (date of private placement)............  $    2.22
Conversion ratio of preferred shares to common shares.......................     16.667
                                                                              ---------
Common stock value of preferred shares issued...............................  $   37.00
Less: Preferred share offering price........................................      25.00
                                                                              ---------
Preferred share deemed dividend.............................................  $   12.00
Preferred shares issued in private placement................................    144,000
                                                                              ---------
Deemed dividend on cumulative preferred stock...............................  1,728,107
                                                                              =========

                        NUMEX CORPORATION AND SUBSIDIARY

                                ---------------

                       CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE YEARS ENDED MARCH 31, 1999 AND 1998

                             ---------------------

                        NUMEX CORPORATION AND SUBSIDIARY
                                    CONTENTS

Report of Independent Certified Public Accountants...................................       F-20

Consolidated Financial Statements
  Balance Sheet......................................................................       F-22
  Statements of Operations...........................................................       F-23
  Statements of Stockholders' Equity.................................................       F-24
  Statements of Cash Flows...........................................................       F-25

Notes to consolidated financial statements...........................................       F-26

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Numex Corporation and Subsidiary
Beverly Hills, California

    We have audited the accompanying consolidated balance sheet of Numex Corporation and Subsidiary as of March 31, 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in these financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Numex Corporation and Subsidiary as of March 31, 1999 and the results of their operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.

    The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring operating losses that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          BDO Seidman, LLP

Los Angeles, California
May 25, 1999

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Numex Corporation
Santa Fe Springs, California

    We have audited the accompanying consolidated statements of operations, stockholders' deficiency and cash flows of Numex Corporation and subsidiary for the year ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Numex Corporation and subsidiary for the year ended March 31, 1998, in conformity with generally accepted accounting principles.

    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company has incurred net losses from operations, has negative cash flows from operations, and has a net capital deficiency. These factors, among others as discussed in Note 1 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          Stonefield Josephson, Inc.
                                          CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California
July 13, 1998

                        NUMEX CORPORATION AND SUBSIDIARY

                                 BALANCE SHEET

                                                                                                      MARCH 31,
                                                                                                         1999
                                                                                                    --------------
                                                 ASSETS (NOTE 1)

Current assets
  Cash............................................................................................  $      123,692
  Accounts receivable.............................................................................          21,310
  Stock subscription receivable...................................................................          89,900
  Prepaids........................................................................................             496
                                                                                                    --------------
Total current assets..............................................................................         235,398
Property and equipment, net of accumulated depreciation (Note 4)..................................           8,197
Deposits..........................................................................................           7,991
                                                                                                    --------------
                                                                                                    $      251,586
                                                                                                    ==============

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Accounts payable and accrued expenses (Note 5)..................................................  $       66,145
                                                                                                    --------------
Total current liabilities.........................................................................          66,145
                                                                                                    --------------
Stockholders' equity (Notes 11 & 12):
  Preferred stock; $1.00 par value, 10,000,000 shares authorized, no shares issued and
    outstanding...................................................................................              --
  Common stock; $.10 par value, 20,000,000 shares authorized, 11,940,342 issued and
    11,862,833 shares outstanding.................................................................       1,194,034
  Treasury stock, at cost, 77,509 shares..........................................................          (7,750)
  Additional paid-in-capital......................................................................      10,866,433
  Accumulated deficit.............................................................................     (11,867,276)
                                                                                                    --------------
Total stockholders' equity........................................................................         185,441
                                                                                                    --------------
                                                                                                    $      251,586
                                                                                                    ==============

          See accompanying notes to consolidated financial statements.

                        NUMEX CORPORATION AND SUBSIDIARY

                            STATEMENTS OF OPERATIONS

                                                                                         YEARS ENDED MARCH 31,
                                                                                       --------------------------
                                                                                           1999          1998
                                                                                       -------------  -----------
Net sales (Note 3)...................................................................  $      15,970  $   176,513
Cost of sales........................................................................         11,258       83,605
                                                                                       -------------  -----------
Gross profit.........................................................................          4,712       92,908
Selling, general and administrative expenses.........................................        453,899      653,734
                                                                                       -------------  -----------
Loss from operations.................................................................        449,187      560,826
                                                                                       -------------  -----------
Other income (expense)
  Officer-stockholder compensation...................................................             --     (300,000)
  Interest expense, net..............................................................        (10,555)    (128,572)
  Other income.......................................................................          5,745           --
  Adjustment of the prior years accruals on royalty estimates........................             --      356,600
  Gain on sale of fixed assets.......................................................         10,135           --
                                                                                       -------------  -----------
Total other income (expense).........................................................          5,325      (71,972)
                                                                                       -------------  -----------
Loss before provision for income taxes...............................................       (443,862)    (632,798)
Provision for income taxes...........................................................            800          800
                                                                                       -------------  -----------
Net loss.............................................................................  $    (444,662) $  (633,598)
Preferred stock dividend.............................................................         31,123           --
Net loss available to shareholders...................................................  $    (475,985) $  (633,598)
                                                                                       =============  ===========
Basic and diluted loss per common share..............................................  $       (0.04) $     (0.08)
                                                                                       =============  ===========
Weighted average number of common shares outstanding used to calculate basic and
  diluted loss per common share......................................................     11,123,351    7,601,295
                                                                                       =============  ===========

          See accompanying notes to consolidated financial statements

                        NUMEX CORPORATION AND SUBSIDIARY

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                      TREASURY STOCK
                                     PREFERRED STOCK           COMMON STOCK              AT COST           ADDITIONAL
                                   --------------------  ------------------------  ---------------------     PAID-IN
                                    SHARES     AMOUNT      SHARES       AMOUNT      SHARES      AMOUNT       CAPITAL
                                   ---------  ---------  -----------  -----------  ---------  ----------  -------------
BALANCE, April 1, 1997...........    170,000  $ 170,000    6,592,750  $   659,275    625,000  $ (705,824) $   8,132,280
Common stock issued for
  conversion of debt.............         --  --.......    4,596,469      459,647         --          --      1,838,586
Net loss.........................         --         --           --           --         --          --             --
                                   ---------  ---------  -----------  -----------  ---------  ----------  -------------
BALANCE, March 31, 1998..........    170,000    170,000   11,189,219    1,118,922    625,000    (705,824)     9,970,866
Preferred stock dividend.........     31,123     31,123           --           --         --          --             --
Treasury stock re-issued for
  conversion of notes payable....         --         --           --           --   (467,491)    298,940        207,760
Treasury stock re-issued for
  payment of legal fees..........         --         --           --           --   (140,000)    158,102         13,828
Treasury stock re-issued for
  payment of accrued bonus--
  officer........................         --         --           --           --   (240,000)    271,032         28,968
Stock options issued as
  compensation for consulting
  services.......................         --         --           --           --         --          --        139,000
Common stock returned due to
  settlement.....................         --         --           --           --    300,000     (30,000)        30,000
Conversion of preferred shares to
  common stock...................   (201,123)  (201,123)     201,123       20,112         --          --        181,011
Options exercised................         --         --      550,000       55,000         --          --        295,000
Net loss.........................         --         --           --           --         --          --             --
                                   ---------  ---------  -----------  -----------  ---------  ----------  -------------
BALANCE, March 31, 1999..........         --  $      --   11,940,342  $ 1,194,034     77,509  $   (7,750) $  10,866,433
                                   =========  =========  ===========  ===========  =========  ==========  =============


                                    ACCUMULATED
                                      DEFICIT        TOTAL
                                   -------------  ------------
BALANCE, April 1, 1997...........  $ (10,757,893) $ (2,502,162)
Common stock issued for
  conversion of debt.............             --     2,298,233
Net loss.........................       (633,598)     (633,598)
                                   -------------  ------------
BALANCE, March 31, 1998..........    (11,391,491)     (837,527)
Preferred stock dividend.........        (31,123)           --
Treasury stock re-issued for
  conversion of notes payable....             --       506,700
Treasury stock re-issued for
  payment of legal fees..........             --       171,930
Treasury stock re-issued for
  payment of accrued bonus--
  officer........................             --       300,000
Stock options issued as
  compensation for consulting
  services.......................             --       139,000
Common stock returned due to
  settlement.....................             --            --
Conversion of preferred shares to
  common stock...................             --            --
Options exercised................             --       350,000
Net loss.........................       (444,662)     (444,662)
                                   -------------  ------------
BALANCE, March 31, 1999..........  $ (11,867,276) $    185,441
                                   =============  ============

          See accompanying notes to consolidated financial statements.

                        NUMEX CORPORATION AND SUBSIDIARY

                            STATEMENTS OF CASH FLOWS

                                                                                           YEARS ENDED MARCH 31,
                                                                                          ------------------------
                                                                                             1999         1998
                                                                                          -----------  -----------
INCREASE (DECREASE) IN CASH

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..............................................................................  $  (444,662) $  (633,598)
  Adjustments to reconcile net loss to net used in operating activities:
    Depreciation and amortization.......................................................          370        5,916
    Stock options issued as compensation for consulting services........................      139,000           --
    Adjustment of the prior year accruals on royalty estimates..........................           --     (356,600)
    Legal fees and interest expense accrued as loan payable, other......................           --      171,930
    Officer-stockholder compensation accrued as loan payable............................           --      300,000
    Gain on sale of fixed assets........................................................      (10,135)          --
  Changes in assets and liabilities:
    Accounts receivable.................................................................      (21,310)       9,058
    Inventory...........................................................................       10,230       (1,406)
    Deposits............................................................................        5,233
    Other...............................................................................       (1,331)          --
    Accounts payable and accrued expenses...............................................      (11,065)     (62,583)
                                                                                          -----------  -----------
Net cash used in operating activities...................................................     (338,903)    (562,050)
                                                                                          -----------  -----------
Cash flows from investing activities
  Payments to acquire property and equipment............................................           --       (4,051)
  Proceeds from sale of property and equipment..........................................       18,614           --
                                                                                          -----------  -----------
Net cash provided by (used in) investing activities.....................................       18,614       (4,051)
                                                                                          -----------  -----------
Cash flows from financing activities:
  Cash restricted.......................................................................           --        5,775
  Proceeds from loans and notes payable.................................................      338,338      572,563
  Payments on loans and notes payable...................................................     (181,675)          --
  Proceeds from exercise of stock options...............................................      260,100           --
                                                                                          -----------  -----------
Net cash provided by financing activities...............................................      416,763      578,338
                                                                                          -----------  -----------
NET INCREASE IN CASH....................................................................       96,474       12,237
CASH AND CASH EQUIVALENTS, beginning of year............................................       27,218       14,981
                                                                                          -----------  -----------
CASH AND CASH EQUIVALENTS, end of year..................................................  $   123,692  $    27,218
                                                                                          ===========  ===========

          See accompanying notes to consolidated financial statements.

                        NUMEX CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION

    Numex Corporation (the "Company") was incorporated in the state of Delaware in August 1980. Currently management is pursuing several profitable businesses as acquisition candidates. In anticipation of possible acquisitions, the Company has established a relationship with a medium-size investment banking house which specializes in private placements of securities and notes with institutional investors. Effective March 31, 1999, the Company has discontinued selling its only product and has ceased operations. On April 12, 1999, the Company acquired all the outstanding capital stock of Jeffrey A. Stern & Associates, Inc. ("JSA"), with the issuance of 3,046,875 shares of the Company's common stock. JSA is a media and marketing services company that has focused on niche and underdeveloped markets. Its Spanish language division, JSA en espanol, has created proprietary integrated marketing programs to help marketers reach the rapidly growing Hispanic market in the United States. Its custom publishing division, JSA Communications, develops retention marketing programs for companies. Additionally, on April 12, 1999, the Company completed a private placement of 132,000 shares of Series B 5% Convertible Preferred stock which were sold at $25 per share. The proceeds will be used to refinance JSA's long-term debt and to provide necessary working capital. See Note 15.

GOING CONCERN UNCERTAINTY

    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the financial statements do not purport to represent realizable or settlement values. However, the Company has suffered recurring operating losses and discontinued its operations. These factors raise substantial doubt about the Company's ability to continue as a going concern.

    The Company believes that the additional funding from the private placement and the acquisition of JSA, Inc. will result in improved operating results. There can be no assurance, however, that the Company, with the additional financing and the new business, will result in higher cash flows provided by operations.

    In addition, the Company is continuing its efforts to secure working capital for operations, expansion and possible acquisitions, mergers, joint ventures, and/or other business combinations. However, there can be no assurance that the Company will be able to secure additional capital, or that if such capital is available, whether the terms or conditions would be acceptable to the Company.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its subsidiary. All intercompany accounts and transactions have been eliminated.

CASH AND CASH EQUIVALENTS

    For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

                        NUMEX CORPORATION AND SUBSIDIARY

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CONCENTRATION OF CREDIT RISK

    The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any such losses in such accounts.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred, whereas, additions, renewals, and betterments are capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets.

LONG-LIVED ASSETS

    Long-lived assets, such as property and equipment, are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When any such impairment exists, the related assets will be written down to fair value.

REVENUE RECOGNITION

    Sales and related cost of sales are recorded upon shipment of product. The Company has an unconditional money-back guarantee policy under which the full sale price is returned to retail customers if the Product is returned within 30 days from the date of sale. The Company has a provision for future returns for sales to retail customers.

STOCK-BASED COMPENSATION

    The Company accounts for its stock option awards under the intrinsic value method of accounting, prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. The Company makes pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied as required by SFAS No. 123, "Accounting for Stock-based Compensation."

INCOME TAXES

    The Company provides for income taxes in accordance with Statements of Financial Accounting Standards, ("SFAS") No. 109, "Accounting for Income Taxes." Deferred income taxes are provided on the difference in earnings determined for tax and financial reporting purposes.

COMPUTATION OF EARNINGS PER SHARES

    For the year ended March 31, 1998, the Company adopted SFAS No. 128, which requires the presentation of basic and dilutive earnings per share, which replaces primary and fully diluted earnings per share. Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Dilutive net loss per share is computed using the weighted average number of common shares outstanding during the period, plus the dilutive effect of potential common

                        NUMEX CORPORATION AND SUBSIDIARY

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) stock. Shares outstanding for dilutive earnings per share consist of preferred stock and stock options. The dilutive computations do not include preferred stock and stock options for the years ended March 31, 1998 and 1999 as their inclusion would be antidilutive.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of financial instruments including cash, accounts receivable and accounts payable, approximate fair value due to their short maturities.

USE OF ESTIMATES

    In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities (SFAS No. 133)", which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. As the Company does not currently engage in derivative or hedging activities there will be no impact to the Company's results of operations, financial position or cash flow upon the adoption of this standard.

    In October 1998, the FASB issued SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise (SFAS No. 134), which establishes standards for certain activities of mortgage banking enterprises. SFAS No. 134 is effective for fiscal years beginning after December 15, 1998. The adoption of SFAS No. 134 did not have an impact on the Company's results of operations, financial position or cash flows.

NOTE 3. MAJOR CUSTOMERS

    During the year ended March 31, 1998, the Company did business with two customers whose sales comprised approximately 22% and 65% of net sales, respectively. The Company ceased operations during the 1999 fiscal year.

                        NUMEX CORPORATION AND SUBSIDIARY

NOTE 4. PROPERTY AND EQUIPMENT

    As of March 31, 1999, property and equipment consist of the following:

                                                              AMOUNT
                                                              -------
Furniture and fixtures......................................  $ 8,500
Less accumulated depreciation...............................      303
                                                              -------
                                                              $ 8,197
                                                              =======

NOTE 5. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    As of March 31, 1999, accounts payable and accrued expenses consist of the following:

                                                               AMOUNT
                                                              ---------
Accounts payable............................................  $  40,941
Accrued expenses............................................     25,204
                                                              ---------
                                                              $  66,145
                                                              =========

NOTE 6. LOAN PAYABLE--OTHER

    During the year ended March 31, 1998, the Company received legal services related to an acquisition target. In May 1998, the board of directors of the Company approved and issued 140,000 shares of its treasury stock, valued at $1.23 per share, to this vendor for legal services rendered in the amount of $171,930.

NOTE 7. ACCRUED BONUS--OFFICER-STOCKHOLDER

    During the year ended March 31, 1998, the board of directors of the Company approved a bonus in the amount of $300,000 to an officer-stockholder, payable at such time as funds became available and would not be detrimental to the financial position of the Company. On April 30, 1998, the board of directors of the Company approved and issued 240,000 shares of its treasury stock, valued at $1.25 per share, to convert the accrued officer-stockholder compensation obligation of $300,000.

NOTE 8. NOTES PAYABLE--OTHER

    During the year ended March 31, 1999, the Company liquidated the notes payable--other, which were due on demand and totaled $45,039, through the issuance of the Company's common stock (treasury stock). See Note 12.

NOTE 9. NOTES PAYABLE--RELATED PARTIES

    During the year ended March 31, 1999, the Company liquidated the notes payable--related parties, which were unsecured and due on demand and totaled $305,000, through the issuance of the Company's common stock (treasury stock). See Note 12.

    Interest expense to related parties was approximately $10,555 and $83,954 for the years ended March 31, 1999 and 1998.

                        NUMEX CORPORATION AND SUBSIDIARY

NOTE 10. INCOME TAXES

    The current provision for income taxes in both fiscal years 1999 and 1998 is related to the minimum corporate state income taxes. As of March 31, 1999, the Company had net federal operating loss carryforwards and net state operating loss carryforwards totaling approximately $7,376,000 and $2,061,500. The net federal operating loss carryforwards expire in various years through 2019 and net state operating loss carryforwards expire in various years through 2004.

    The primary components of temporary differences which give rise to the Company's net deferred tax asset at March 31, 1999 are as follows:

                                                               MARCH 31,
                                                                  1999
                                                              -------------
Deferred tax asset:
    Net operating losses....................................  $   2,690,000
    Valuation allowance.....................................     (2,690,000)
                                                              -------------
Net deferred tax asset......................................  $          --
                                                              =============

NOTE 11. STOCK OPTION PLANS

    On September 30, 1992, the Company's stockholders approved a non-qualified stock option plan and an incentive stock option plan, pursuant to which a maximum aggregate of 1,000,000 shares of common stock have been reserved for grant to officers and key employees. Under both plans, the option price may not be less than the fair market value of the common stock on the date of grant. Options are exercisable over a five-year period beginning one year after the date of grant, and the option exercise period is not to exceed ten years from that date.

    During March 1999, one officer-stockholder acquired 400,000 shares of common stock as a result of exercising stock options at an exercise price of $.50 per share. A second officer-stockholder acquired 50,000 shares of common stock as a result of exercising stock options at an exercise price of $1.00 per share. On September 8, 1998, an investment company had been issued 100,000 stock options as compensation to locate possible acquisition candidates. The options where recorded at their fair market value and was charged to an expense and recorded in paid-in capital in the amount of $139,000. These options were exercised during fiscal year 1999.

                                                                                      WEIGHTED
                                                                          OPTIONS      AVERAGE
                                                                        OUTSTANDING     PRICE
                                                                        -----------  -----------
BALANCE, outstanding at March 31, 1997................................     150,000    $     .50
  Option granted......................................................     850,000    $    1.00
                                                                         ---------    ---------
BALANCE, outstanding at March 31, 1998................................   1,000,000    $     .58
  Options exercised...................................................    (550,000)   $     .63
  Options granted.....................................................     100,000    $    1.00
                                                                         ---------    ---------
BALANCE, outstanding at March 31, 1999................................     550,000    $     .60
                                                                         =========    =========

    All currently outstanding options are fully vested and have a weighted average remaining contractural life of 3.8 years. Pro forma information regarding net loss and loss per share for stock

                        NUMEX CORPORATION AND SUBSIDIARY

NOTE 11. STOCK OPTION PLANS (CONTINUED)
options issued to employees under SFAS No. 123 has not been presented, as the amounts are immaterial.

NOTE 12. STOCKHOLDERS' EQUITY

PREFERRED STOCK

    On September 15, 1998, the board of directors of the Company approved a 31,123 stock dividend, which increased the shares of Preferred Stock outstanding from 170,000 to 201,123, and the conversion of 201,123 Preferred Stock shares into shares of the Company's common stock, at $1.00 per share, for a total of 201,123 shares of common stock.

COMMON STOCK

    On April 30, 1998, the board of directors of the Company approved and issued 245,000 shares of its treasury stock, at $1.25 per share, to convert certain notes payable--related parties into equity, for a total amount of $306,250. On August 10, 1998, the board of directors of the Company approved and issued 152,525 shares of its common stock, at $1.00 per share, to convert certain notes payable--related parties into equity, for a total amount of $152,525. On
August 10, 1998, the board of directors of the Company approved and issued 25,889 shares of its common stock, at $1.00 per share, to convert a note--payable -other into equity, for a total amount of $25,889. On
September 3, 1998, a Lender exercised the option to convert the note payable to 44,077 shares of its common stock, at $0.50 per share, to convert notes payable--other into equity for a total amount of $22,036. The notes payable converted to equity was recorded as additional paid-in capital which totaled $506,700.

    A settlement agreement has been signed between Viastar Marketing, Inc. (Viastar) former stockholders and the Company regarding shares of common stock issued to acquire Viastar. Under the agreement, these stockholders' returned 300,000 shares of common stock to the Company, which were recorded as treasury stock.

    For the year ended March 31, 1998, certain notes payable to related parties, were converted to 3,344,581 shares of restricted and unrestricted common stock in the amount of $1,672,290.

NOTE 13. COMMITMENTS AND CONTINGENCIES

    The inventor of the "Therapy Plus" product obtained a United States patent for the Product in February 1991. The Company and the patent owner entered into a license agreement (the "License Agreement") as of January 1, 1992. The License Agreement grants the Company an exclusive license to market, manufacture, and sell the Product in the United States and its possessions and territories for the remaining life of the patent which is currently twelve years. Thereafter, the design of the Product will be in the public domain, and the Company, as well as other companies, will have the right to market, manufacture, and sell the Product.

    The License Agreement also provides for royalties at rates ranging from $.50 per unit to $1.20 per unit depending on the method of distribution used. However, a minimum royalty of $125,000 is required to be paid during each calendar year of the term of the License Agreement whether or not the Company sells any units of the Product.

                        NUMEX CORPORATION AND SUBSIDIARY

NOTE 13. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    At March 31, 1998, the Company owed the patent owner an aggregate of $356,600 in accrued royalties. Pursuant to the patent agreement, the obligations of the Company to pay royalty are stayed pending such period of governmental prohibition and as such, management made an adjustment of the prior year accruals on royalty estimates and recognized a gain as of March 31, 1998 in the amount of $356,600.

    The Company has obtained legal advice in support of the defenses available to them regarding the royalty estimate adjustment.

NOTE 14. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

    Supplemental cash flow information for the years ended March 31, 1999 and 1998 are as follows:

                                                                                MARCH 31,
                                                                           --------------------
                                                                             1999       1998
                                                                           ---------  ---------
Cash paid for interest...................................................  $   7,668  $  43,610
Cash paid for income taxes...............................................        800        800
                                                                           =========  =========

    Non-cash financing activities for the years ended March 31 were as follows:

                                                                                                 MARCH 31,
                                                                                          ------------------------
                                                                                             1999         1998
                                                                                          ----------  ------------
Conversion of notes payable--related parties, to 397,525 and 3,344,581 shares of common stock.................................................................................  $  458,775  $  1,672,290
Conversion of notes payable--others, to 69,966 and 1,251,888 shares of common stock.....      47,925       625,943
Conversion of loan payable--other to 140,000 shares of common stock.....................     171,930            --
Conversion of loan payable--officer and stockholder to 240,000 shares of common stock...     300,000            --
Conversion of preferred stock into 201,123 shares of common stock.......................     201,123            --
Stock subscription receivable...........................................................      39,920            --

                        NUMEX CORPORATION AND SUBSIDIARY

NOTE 15. SUBSEQUENT EVENTS

    On April 12, 1999, the Company through a wholly owned subsidiary, acquired all of the outstanding capital stock of Jeffrey A. Stern and Associates, Inc. ("JSA"), a media and marketing services company that has focused on niche and underdeveloped markets. Pursuant to the acquisition, the Company paid approximately $1.8 million to refinance JSA's outstanding bank debt of approximately $2.7 million. These payments were funded through the completion of the sale of 144,000 shares of Series B 5% Convertible Preferred Stock, priced at $25.00 per share. Each share is convertible into 16.667 shares of Common Stock at any time and no shares issued have voting rights.

                        NUMEX CORPORATION AND SUBSIDIARY
                      CONSOLIDATED CONDENSED BALANCE SHEET
                                  (UNAUDITED)

                                                                                           MARCH 31     JUNE 30
                                                                                             1999 *       1999
                                                                                           ----------  ----------
ASSETS

Current assets
  Cash...................................................................................  $   85,086  $  882,470
  Accounts receivable, net of allowance for doubtful.....................................
    accounts of $120,480 and $120,480, respectively......................................     422,980     462,254
  Capitalized production costs...........................................................     114,828      48,151
  Employee advances......................................................................      21,719      27,019
                                                                                           ----------  ----------

Total current assets.....................................................................     644,613   1,419,894

Property and equipment, net of accumulated depreciation and amortization of $165,716 and
  $175,118, receptively..................................................................      90,962     117,353

Other assets.............................................................................       8,683      38,614

Goodwill, net of amortization of $21,895.................................................           0     415,999
                                                                                           ----------  ----------
  Total Assets...........................................................................  $  744,258  $1,991,860
                                                                                           ----------  ----------

LIABILITIES AND SHAREHOLDER'S DEFICIT

Current liabilities
  Accounts payable and accrued expenses..................................................  $  798,669  $  688,585
  Advances on bank line-of-credit........................................................   1,800,000           0
  Deferred revenues......................................................................     755,897     598,135
  Current portion of capital lease obligations...........................................      11,031      11,031
  Current portion of note payable........................................................     236,250     178,903
                                                                                           ----------  ----------
Total current liabilities................................................................   3,601,847   1,476,654
                                                                                           ----------  ----------
Long-term portion of bank line-of-credit.................................................     939,594     939,594

Note payable, net of current portion.....................................................      36,903           0
Capital lease obligations, net of current portion........................................      10,839       5,194
                                                                                           ----------  ----------
Total liabilities........................................................................   4,589,183   2,421,442
                                                                                           ----------  ----------
Minority interest........................................................................     201,589           0
                                                                                           ----------  ----------
Shareholder's deficit
  Preferred stock; $1.00 par value, 10,000,000 shares authorized 144,000 shares issued
    and outstanding......................................................................           0     144,000
  Common stock, $0.10 par value, 20,000,000 shares authorized; 2,538,000 and 15,145,967
    shares issued and 2,538,000 and 15,068,458 outstanding...............................     253,800   1,514,597
  Treasury stock, at cost, 77,509 shares.................................................           0      (7,750)
  Additional paid-in-capital.............................................................    (252,300)  4,735,493
  Accumulated deficit....................................................................  (4,048,014) (6,815,922)
                                                                                           ----------  ----------
Total shareholder's deficit..............................................................  (4,046,514)   (429,582)
                                                                                           ----------  ----------
                                                                                           $  744,258  $1,991,860
                                                                                           ----------  ----------

------------------------

*   Derived from JSA's March 31, 1999 audited financial statements

     See accompanying notes to consolidated condensed financial statements.

                        NUMEX CORPORATION AND SUBSIDIARY
                 CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                                                                      THREE MONTHS ENDED JUNE 30,
                                                                                      ----------------------------
                                                                                          1998           1999
                                                                                      ------------  --------------
Revenues............................................................................  $  1,142,266  $    1,481,797
Cost of revenues....................................................................       675,706       1,119,971
                                                                                      ------------  --------------
Gross profit........................................................................       466,560         361,826
Operating expenses..................................................................       549,718       1,434,237
                                                                                      ------------  --------------
Operating loss......................................................................       (83,158)     (1,072,411)
                                                                                      ------------  --------------
Other income (expense)
    Proceeds from bad debts written off in prior year...............................                        55,000
    Interest expense, net...........................................................       (72,272)        (22,390)
                                                                                      ------------  --------------
Total other expense.................................................................       (72,272)         32,610
                                                                                      ------------  --------------
Loss before minority interest.......................................................      (155,430)     (1,039,801)
Minority interest in income of consolidated subsidiary..............................       (16,125)              0
                                                                                      ------------  --------------
Net loss............................................................................      (171,555)     (1,039,801)
Deemed dividend.....................................................................             0       1,728,107
                                                                                      ------------  --------------
Net loss to applicable to common stock..............................................  $   (171,555) $   (2,767,908)
                                                                                      ============  ==============
Basic and diluted loss per common share.............................................  $      (0.07) $        (0.19)
                                                                                      ============  ==============
Weighted average number of common shares outstanding used to calculate basic and
  diluted loss per common share.....................................................     2,538,000      14,267,052
                                                                                      ============  ==============

     See accompanying notes to consolidated condensed financial statements.

                        NUMEX CORPORATION AND SUBSIDIARY
                 CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS

                                  (UNAUDITED)

                                                                                                 FOR THE THREE
                                                                                                    MONTHS
                                                                                               ENDED JUNE 30TH
                                                                                    1998             1999
                                                                                ------------  -------------------
Cash flows from operating activities
    Net loss..................................................................  $   (171,555)   $    (1,039,801)
    Adjustments to reconcile net loss to net cash
      provided by (used in) operating activities:
          Depreciation and amortization.......................................        12,186             33,221
          Minority interest in net income of subsidiary.......................        16,125                  0
          Employee compensation paid in common stock..........................             0            139,338
          Finder's Fee paid in common stock...................................             0            371,094
    Changes in operating assets and liabilities:
        Accounts receivable...................................................        16,439            (54,753)
        Other liabilities.....................................................         2,082                  0
        Capitalized production costs..........................................       106,903             66,677
        Accounts payable and accrued expenses.................................        43,768           (110,084)
        Deferred revenues.....................................................       147,698           (157,762)
        Deposits..............................................................             0             (4,375)
                                                                                ------------    ---------------
Net cash provided by (used in) operating activities...........................       173,646           (756,445)
                                                                                ------------    ---------------
Cash flows from investing activities
    Debt issued to employees..................................................           450             (5,300)
    Purchase of trade-mark....................................................             0            (12,000)
    Purchase of computer equipment............................................        (1,840)           (35,793)
    Acquisition of business...................................................             0            185,441
                                                                                ------------    ---------------
Net cash provided by (used in) investing activities...........................        (1,390)           132,348
                                                                                ------------    ---------------
Cash flows from financing activities
    Increase (decrease) in bank overdraft.....................................       (54,462)                 0
    Repayment on bank line of credit..........................................             0         (1,800,000)
    Debt received from (paid to) officers.....................................        17,000                  0
    Proceeds (repayment) on note payable......................................       (15,500)           (94,249)
    Payments for obligations under capital leases.............................        (6,314)            (5,645)
    Distributions to minority shareholder.....................................        (9,000)                 0
    Net proceeds from issue of preferred stock................................             0          3,319,500
    Net proceeds from exercise of warrants....................................             0              1,875
                                                                                ------------    ---------------
Net cash provided by (used in) financing activities...........................       (68,276)         1,421,481
                                                                                ------------    ---------------
Net increase in cash..........................................................       103,980            797,384
Cash, at beginning of the period..............................................             0             85,086
                                                                                ------------    ---------------
Cash, at end of period........................................................  $    103,980    $       882,470
                                                                                ============    ===============

     See accompanying notes to consolidated condensed financial statements.

        NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

ORGANIZATION AND BUSINESS

    Numex Corporation (the "Company") was incorporated under the laws of the State of Delaware in August 1980.

    Effective March 31, 1999, the Company discontinued the manufacture and sales of its only product and ceased operations. On April 12, 1999, Numex acquired all the outstanding capital stock of Jeffrey A. Stern & Associates, Inc.

    (JSA), a company incorporated under the laws of the State of California, with the issuance of 3,046,875 shares of Numex's common stock (the JSA Acquisition). JSA is the remaining operating entity after the acquisition (see
Note 2), which provides distributing and publishing services to various commercial customers throughout the United States. In addition, JSA is engaged in publishing, circulating and selling advertisements in its own print publications. Following the JSA Acquisition, the Company plans to leverage its expertise and proprietary media vehicles in the Hispanic market by developing an electronic shopping mall for Hispanics. The Company will call the new venture "InternetMercado.com", which will be a bilingual e-commerce web site specializing in retail and service merchandising to the US Hispanic market. The site leverages the Company's expertise in Hispanic marketing, entertainment programming and direct response media to draw and retain loyal customers to a unique and culturally relevant mix of retailers, products, services and education elements.

NOTE 1 -- BASIS OF PRESENTATION

    The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10QSB and
Article 10 of Regulation S-X. All significant inter-company accounts and transactions have been eliminated in consolidation.

    The unaudited consolidated condensed financial statements do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. All of the financial statements were prepared on the accrual basis of accounting. In the opinion of the management, all adjustments (consisting of normal recurring adjustments) considered necessary for fair presentation have been included. Operating results for the three months period ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ending March 31, 2000. For further information, refer to the audited financial statements of both the Company and JSA, and the footnotes thereto, for the year ended March 31, 1999.

NOTE 2 -- MERGER

    In April 1999, the Company acquired all of the outstanding common stock of JSA. Listed below are the various events occurring within JSA and Numex in conjunction with this acquisition:

(a) On April 9, 1999, JSA issued 93.464 shares of no par value common stock, to certain employees as compensation. These shares were granted to the employees on January 5, 1999 in connection with the merger.

   Additionally, JSA elected to dissolve and liquidate its subsidiary, JSA
    Communications LLC, and transfer all of the assets and liabilities to JSA. Pursuant to the transaction, JSA issued 106.09 shares of the common stock to acquire the minority's interest in this subsidiary. JSA accounted for the acquisition using the purchase method of accounting with the assets acquired and liabilities assumed recorded at fair values, and the results of the acquired business will be included in the consolidated financial statements from the closing date of the JSA Acquisition. JSA recorded goodwill of $437,894 representing the excess of the purchase price over the fair value of the assets acquired.

(b) On April 12, 1999, JSA merged with and into a newly found subsidiary of the Company under a plan of reorganization. In conjunction with the merger, the former officers of JSA became officers of the Company. The shareholders of the JSA received 3,046,875 shares of the Company's common stock (or approximately 26% of the Company's common stock on the effective date of the merger).

   For accounting purposes, this transaction was accounted for as an acquisition of the Company by JSA (reverse acquisition). The shares held by the shareholders of the Company prior to the acquisition have been recognized as if they were issued in connection with the acquisition of the Company by JSA. The Company accounted for the acquisition using the purchase method of accounting with the assets acquired and liabilities assumed recorded at fair values, and the results of the acquired business will be included in the consolidated financial statements from the closing date of the merger. No goodwill was recognized since the purchase price equaled to the fair value of the assets acquired.

NOTE 3 -- PRIVATE PLACEMENT

    In conjunction of the merger, the Company also completed a private placement of 144,000 shares of 5% Series B Convertible Preferred stock for $25.00 per share on April 12, 1999. These shares are convertible into 2,400,048 shares of common stock. Concurrent with this placement and the above merger, the Company reached an agreement with JSA's lender to amend the line of credit. In accordance with the amendment, the Company paid $1,800,000 to refinance the outstanding balance of $2,739,594 to approximately $939,000.

    The Company recorded deemed dividend of $1,728,107 in connection with the private placement. This amount represents the difference between the issue price of the shares of preferred stocks and the market value of the shares of common stocks issuable upon conversion of the shares of preferred stock, assuming that the shares of preferred stock were converted into shares of common stock on the date of the private placement.

                               NUMEX CORPORATION
                                ---------------

                                   PROSPECTUS
                               ------------------

                                    PART II

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Certificate of Incorporation includes provisions which limit the liability of our directors. As permitted by applicable provisions of the Delaware Law, directors will not be liable to the Company for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. This limitation does not affect liability for any breach of a director's duty to the Company or our stockholders (i) with respect to approval by the director of any transaction from which he or she derives an improper personal benefit, (ii) with respect to acts or omissions involving an absence of good faith, that the director believes to be contrary to the best interests of the Company or our stockholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern or inattention that amounts to an abdication of his or her duty to the Company or our stockholders, or that show a reckless disregard for duty to the Company or our stockholders in circumstances in which he or she was, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to the Company or our stockholders, or (iii) based on transactions between the Company and our directors or another corporation with interrelated directors or based on improper distributions, loans or guarantees under applicable sections of Delaware Law. This limitation of directors' liability also does not affect the available of equitable remedies, such as injunctive relief or rescission.

    The Company has been advised that it is the position of the Commission that insofar as the provision in the Company's Restated Certificate of Incorporation may be invoked for liabilities arising under the Securities Act, the provision is against public policy and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The estimated expenses for the issuance and distribution of the Units registered hereby, other than underwriting commissions, fees and Representative's nonaccountable expense allowance are set forth in the following table:

ITEM                                                                                  AMOUNT
-----------------------------------------------------------------------------------  ---------
SEC Registration Fee...............................................................      1,287
Transfer Agent Fees................................................................        500
Legal Fees.........................................................................     15,000
Accounting Fees....................................................................      5,000
Printing and Engraving Costs.......................................................     10,000
Miscellaneous......................................................................      3,213
                                                                                     ---------
    Total..........................................................................  $  35,000
                                                                                     =========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

    The following is information for all securities that the Company has sold within the past three years without registering the securities under the Securities Act:

    On May 29, 1998, Jack Salzberg converted his $300,000 accrued compensation into 240,000 shares of common stock; Esther Kozienicki converted $160,000 outstanding notes into 128,000 shares of common stock; Malka Livne converted $120,000 outstanding notes into 96,000 shares of common stock; and Dafna Breines converted $26,250 outstanding notes into 21,000 shares of common stock.

    On May 29, 1998, the Company's then law firm converted $172,000 legal fees into 140,000 shares of common stock.

    On April 12, 1999, the Company issued an aggregate of 3,046,875 shares of common stock to the JSA Shareholders in connection with the JSA Acquisition.

    On April 12, 1999, the Company issued 144,000 shares of Series B Convertible Preferred Stock, par value $1.00 per share, each convertible into 16.667 shares of common stock. This transaction was exempt from registration under
Section 4(2) of the Securities Act and Regulation D thereunder as an issuance not involving a public offering. The placement agent on this transaction received a fee of $231,000, plus expenses, and 156,250 shares of common stock.

ITEM 27.  EXHIBITS

EXHIBIT
NUMBER TITLE
------ --------------------------------------------------------------------------
  3.1  Certificate of Incorporation. Incorporated by reference to exhibit 2.1 to the Company's Registration Statement on Form S-18, filed on August 14,
         1980.

  3.2  Certificate of Amendment to the Certificate of Incorporation filed
         August 30, 1985. Incorporated by reference to exhibit 3.3 to the Company's Form 10-K for fiscal year ending March 31, 1988.

  3.3  Certificate of Amendment to the Certificate of Incorporation filed
         March 31, 1986. Incorporated by reference to exhibit 10.4 to the Company's Form 10-K for fiscal year ending March 31, 1986.

  3.4  Certificate of Amendment to the Certificate of Incorporation filed
         October 14, 1992. Incorporated by reference to exhibit 3.4 to the Company's Form 10-KSB for fiscal year ending March 31, 1993.

  3.5  Certificate of Amendment to the Certificate of Incorporation filed
         April 16, 1996. Incorporated by reference to exhibit 3.5 to the Company's Registration Statement on Form SB-2 filed on October 2, 1998.

  3.6  Bylaws. Incorporated by reference to exhibit 2.2 to the Company's
         Registration Statement on Form S-18, filed on August 14, 1980.

  3.7  Amendment to Bylaws dated March 19, 1992. Incorporated by reference to exhibit 3.6 to the Company's Form 10-KSB for fiscal year ending
         March 31, 1993.

  3.8  Amendment to Bylaws dated March 30, 1992. Incorporated by reference to exhibit 3.7 to the Company's Form 10-KSB for fiscal year ending
         March 31, 1993.

  3.9  Amendment to Bylaws dated July 15, 1992. Incorporated by reference to exhibit 3.8 to the Company's Form 10-KSB for fiscal year ending
         March 31, 1993.

  3.10 Amendment to Bylaws dated December 30, 1992. Incorporated by reference to exhibit 3.9 to the Company's Form 10-KSB for fiscal year ending
         March 31, 1993.

  3.11 Certificate of Designations of Preferences and Rights of Series B
         Convertible Preferred Stock filed April 12, 1999.

  5.1  Opinion of Loeb & Loeb LLP.*

 10.1 Settlement and Release Agreement, dated August 16, 1999, by and between the Company and Jeffrey A. Stern, on the one hand and Jack I. Salzberg and Isaac S. Salzberg, on the other hand.

 16.1  Letter of Stonefield Josephson, Inc., Certified Public Accountants.
         Incorporated by reference to exhibit 16.1 to the Company's Form 8-K, filed April 20, 1999.

 21    Subsidiaries of Registrant.

EXHIBIT
NUMBER TITLE
 --    --------------------------------------------------------------------------
 23.1  Consent of Loeb & Loeb LLP (included in Exhibit 5.1).*

 23.2  Consent of BDO Seidman, LLP, Certified Public Accountants.

 23.3  Consent of Stonefield Josephson, Inc., Certified Public Accountants.

 24    Powers of Attorney (included on the signature page in Part II of this
         Registration Statement).

------------------------

*   To be filed by amendment.

ITEM 28.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes as follows:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement.

        (2) To provide to the Underwriters at the closing specified in the Underwriting Agreement (filed herewith as Exhibit 1.1) certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

        (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described above in Item 24, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (4) For purposes of determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or
    (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

        (5) For the purpose of determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and the offering of such securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form SB-2 and authorized this Registration Statement to be signed on our behalf by the undersigned, in the City of Los Angeles, State of California, on the 19th day of October, 1999.

                                NUMEX CORPORATION

                                By:             /s/ JEFFREY A. STERN
                                     -----------------------------------------
                                                  Jeffrey A. Stern
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey A. Stern, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form SB-2 of Numex Corporation, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, grant unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

    In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date stated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President, Chief Executive
     /s/ JEFFREY A. STERN         Officer and Director
------------------------------    (Principal Executive       October 19, 1999
       Jeffrey A. Stern           Officer)

     /s/ MARC STRAUSBERG
------------------------------  Director                     October 19, 1999
       Marc Strausberg